______________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________________________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
______________________________________________________________________________________________________
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Life Time Group Holdings, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11
___________________________________________________________________________________________________________________________________________________________________________

LETTER FROM OUR FOUNDER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
We are pleased to invite you to our 2023 annual meeting of stockholders, which will be held virtually by webcast on April 26, 2023, at 10:30 a.m. Central Time. The enclosed notice of annual meeting and proxy statement describe the items of business we will conduct at the meeting and provide information about Life Time, including our practices in the areas of corporate governance and executive compensation. We encourage you to read these materials before you vote your shares.
2022 was an incredible transformative year for Life Time, highlighted by our full recovery of membership dues to pre-pandemic levels and the design and launch of several new strategic programs and pricing initiatives that have positioned us well for future growth and profitability. Our programs, including Dynamic Personal Training, small group training, pickleball and our ARORA community for 55+ active adults, elevated and broadened the member experiences we offer and are driving significant increases in center usage and higher center memberships. Additionally, our pricing initiatives have taken hold with average revenue per center membership increasing by more than 20% in 2022 compared to 2021. We continually manage our pricing levels at each athletic country club to maintain the optimal balance of membership level with the unparalleled level of premium experiences we deliver. We believe this helps us to maximize the long-term return for each club. We also expanded our portfolio with 10 new athletic country club openings in highly coveted markets and our pipeline for future new locations is strong.
We are very excited about the opportunities we have in 2023 to significantly grow our revenue and profitability. Our strategy remains grounded in our more than 30-year commitment to provide our members with unmatched offerings that allow them to achieve healthy, happy lives through our comprehensive Healthy Way of Life ecosystem – featuring the best places, people, programs and experiences.
We have operated from the member point of view since the very beginning and remain steadfast in these commitments:
•upholding a culture of care that ensures our team and members are welcomed, supported, recognized and empowered;
•making Life Time a place for everyone with inclusion, diversity and respect as core principles;
•operating in ways that protect the health of our communities and planet; and
•ensuring Life Time continues to be one of the most trusted and loved lifestyle brands.
We are extremely proud of the company and brand we have built and could not be more excited about the future that lies ahead. Our leadership team, board of directors and I remain as committed as ever to grow long-term value in our company and we believe we are well positioned for success. Thank you for investing in us.

Bahram Akradi
Founder, Chairman and Chief Executive Officer
Life Time Group Holdings, Inc.

LIFE TIME GROUP HOLDINGS, INC.
______________________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 26, 2023
______________________________________________________________________________________________________
March 15, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 annual meeting of the stockholders (the “Annual Meeting”) of Life Time Group Holdings, Inc., a Delaware corporation (“we,” “us,” “Life Time” or the “Company”). The Annual Meeting will be held in a virtual meeting format on Wednesday, April 26, 2023 at 10:30 a.m. (Central Time) for the following purposes:
1.    To elect the four nominees for Class II director to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election are Joel Alsfine, Jonathan Coslet, J. Kristofer Galashan and Stuart Lasher;
2.    To hold an advisory (non-binding) vote to approve the Company’s named executive officer compensation (referred to as the “Say-on-Pay Vote”);
3.    To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and
4.    To conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.
These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.
The record date for the Annual Meeting is February 27, 2023 (the “Record Date”). Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournments or postponements thereof.
The Annual Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. You will be able to attend and participate in the Annual Meeting online by visiting
www.virtualshareholdermeeting.com/LTH2023, where you will be able to attend, vote and submit questions via the internet similar to attendance at an in-person meeting. If you plan to participate in the virtual Annual Meeting, please see the Questions and Answers section below for further information.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock by telephone or via the internet promptly. Voting your shares promptly will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation.
Please vote your shares by following the instructions for voting on the Important Notice Regarding the Internet Availability of Proxy Materials. You may submit your vote by telephone or via the internet, or if you received printed copies of the proxy materials, you may submit your vote by signing, dating and returning your proxy card by mail.
By Order of the Board of Directors
Erik Lindseth
Senior Vice President, General Counsel and Corporate Secretary
Chanhassen, Minnesota

______________________________________________________________________________________________________

Life Time Group Holdings, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
______________________________________________________________________________________________________
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 26, 2023
______________________________________________________________________________________________________
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers and other nominees will be sending a similar Notice to all beneficial owners of stock who hold their shares through such broker or nominee. All record and beneficial stockholders will have the ability to access the proxy materials on the website referred to in the Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We expect that the Notice or, if applicable, this Proxy Statement will be mailed to stockholders on or about March 15, 2023.
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be held on
April 26, 2023 at 10:30 a.m. (Central Time)
via the internet, please visit www.virtualshareholdermeeting.com/LTH2023 for more details
This Proxy Statement and our 2022 Annual Report on Form 10-K are available at: www.proxyvote.com.
How do I attend the Annual Meeting?
The 2023 annual meeting of stockholders (the “Annual Meeting”) will be held on Wednesday, April 26, 2023 at 10:30 a.m. (Central Time). The Annual Meeting will be conducted as a virtual meeting via the internet. Stockholders as of our Record Date may attend, vote and submit questions electronically during the Annual Meeting via live webcast by visiting the virtual meeting platform at www.virtualshareholdermeeting.com/LTH2023. Stockholders will need the 16-digit control number included in the Notice, on the proxy card or in the instructions that accompanied the proxy materials to enter the Annual Meeting. Stockholders may log into the virtual meeting platform beginning at 10:15 a.m. (Central Time) on April 26, 2023. The Annual Meeting will begin promptly at 10:30 a.m. (Central Time) on April 26, 2023. If we determine to make any change to the date, time or procedures of the Annual Meeting, we will announce such changes in advance on our website at
https://ir.lifetime.life and file such changes with the SEC as additional proxy materials.
Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in these proxy materials.
Information on how to vote at the Annual Meeting is discussed below.
What if I have technical difficulties during the meeting or trouble accessing the virtual Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date of February 27, 2023, will be entitled to vote at the Annual Meeting. On the Record Date, there were 194,474,383 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on February 27, 2023, your shares were registered directly in your name with Life Time’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below (see “How do I vote?” below) or, if applicable, complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If, on February 27, 2023, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being sent to you by the organization that holds your account. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. The deadline for submitting your voting instructions to your broker, bank or other nominee is listed on the Notice sent to you. You are also invited to attend the Annual Meeting.
What am I voting on?
There are three matters scheduled for a vote:
•Proposal 1: Election of four Class II directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;
•Proposal 2: Approval, in a non-binding advisory vote, of the Company’s named executive officer compensation (referred to as the “Say-on-Pay Vote”); and
•Proposal 3: Ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
See “How many votes are needed to approve each proposal and how does the Board recommend I vote?” below for information on how many votes are required to approve each matter, the voting options for each matter, the impact of various voting options on the outcome of the vote and the Board’s recommendation on how stockholders should vote on each matter.
What if another matter is properly brought before the Annual Meeting?
The Board of Directors of the Company (the “Board” or the “Board of Directors”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.

How do I vote?
The procedures for voting depend on whether you are a stockholder of record or a beneficial owner (see “Who can vote at the Annual Meeting” above):
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card provided by us. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy. Voting at the Annual Meeting will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).

By Internet	If you received the Notice or a printed copy of the Proxy Materials, then follow the instructions in the Notice or on the proxy card.

By Telephone	If you received the Notice or a printed copy of the Proxy Materials, then follow the instructions in the Notice or on the proxy card.

By Mail	If you received a printed copy of the Proxy Materials, then complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

In Person (Virtual)	You may also vote in person virtually by attending the Annual Meeting at www.virtualshareholdermeeting.com/LTH2023.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive a Notice from your broker, bank or nominee that includes instructions that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Annual Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of February 27, 2023, the Record Date.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the Annual Meeting. On the Record Date, there were 194,474,383 shares outstanding and entitled to vote. Thus, the holders of at least 97,237,192 shares must be present or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted toward the quorum only if you submit a valid proxy by mail, over the phone or through the internet (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions, votes that are withheld and broker non-votes will be counted toward the quorum requirement. If there is no quorum, then either the chair of the Annual Meeting or the holders of a majority in voting power of the stockholders entitled to vote at the meeting present at the Annual Meeting or represented by proxy may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on “non-routine” proposals. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine” under applicable rules but cannot vote the shares with respect to “non-routine” matters. On non-routine proposals, any “uninstructed shares” may not be voted by the broker, bank or nominee and are considered to be “broker non-votes.” Only the proposal to ratify the selection of our independent registered public accounting firm is considered a “routine” matter for this purpose and brokers, banks or other nominees generally have discretionary voting power with respect to such proposal. Brokers, banks and other nominees do not have authority to vote on the election of directors without voting instruction from the beneficial owner. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.
How many votes are needed to approve each proposal and how does the Board recommend I vote?

Proposal	Votes Required	Voting Options	Impact of Abstentions, Withheld Votes and Broker Non-Votes	Broker Discretionary Voting Allowed	Board Recommen-dation
Proposal No. 1: Election of director nominees	A plurality of the votes cast	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None	No	FOR ALL
Proposal No. 2: Approval, on an advisory (non-binding) basis, of the Say-on-Pay Vote	A majority of the votes cast	“FOR” “AGAINST” “ABSTAIN”	None	No	FOR
Proposal No. 3: Ratification of selection of Deloitte	A majority of the votes cast	“FOR” “AGAINST” “ABSTAIN”	None	Yes	FOR
A plurality of the votes cast, with regard to the election of directors, means that the four nominees who receive the most “FOR” votes cast by the holders of shares either present at the Annual Meeting or represented by proxy will be elected to our Board. A majority of the votes cast means that the number of votes cast “FOR” a proposal must exceed the number of votes cast “AGAINST” that proposal.
What if I return a proxy card, or otherwise vote, but do not make specific choices?
If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted as the Board recommends, as set forth in the table above. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways on or before the close of voting for the Annual Meeting:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent timely proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to Life Time’s Secretary at 2902 Corporate Place, Chanhassen, Minnesota 55317; provided, however, if you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to investorrelations@lifetime.life.
•You may attend and vote at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, banker or other nominee, you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.
Who is paying for this proxy solicitation?
The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.
How can I access the list of stockholders entitled to vote at the Annual Meeting?
A complete list of stockholders of record on the Record Date will be available by request to investorrelations@lifetime.life for examination at our corporate offices by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting. To access the list during the Annual Meeting, please follow instructions you receive via email.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
When are stockholder proposals for inclusion in our Proxy Statement for next year’s annual meeting due?
Stockholders wishing to present proposals for inclusion in our proxy statement for the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than November 16, 2023. Proposals should be sent to Life Time’s Secretary at 2902 Corporate Place, Chanhassen, Minnesota 55317.
When are other proposals and stockholder nominations for the 2024 Annual Meeting due?
With respect to proposals and nominations not to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, the Third Amended and Restated Bylaws of Life Time Group Holdings, Inc. (our “Bylaws”) provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at an annual meeting of stockholders must notify our Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.
Stockholders wishing to present nominations for director or proposals for consideration at the 2024 Annual Meeting under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than December 28, 2023 and not later than January 27, 2024 in order to be considered. In the event that the 2024 Annual Meeting is to be held on a date that is not within 30 days before or 60 days after the one-year anniversary of the Annual Meeting, then a stockholder’s notice must be received by the Secretary no earlier than 90 days prior to such annual meeting or, if later, no later than the tenth day following the day on which we first make a public announcement of the date of the 2024 Annual Meeting. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 26, 2024.

Nominations or proposals should be sent in writing to Life Time’s Secretary at 2902 Corporate Place, Chanhassen, Minnesota 55317. A stockholder’s notice to nominate a director or bring any other business before the Annual Meeting or the 2024 Annual Meeting must set forth certain information, which is specified in our Bylaws.
If you have any questions or need assistance in voting your shares, please write to Life Time’s Investor Relations at investorrelations@lifetime.life.
PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors is presently divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successor is duly elected and qualified. Class I directors, with a term expiring at the 2025 annual meeting of stockholders, consist of Bahram Akradi, David Landau, Alejandro Santo Domingo and Andres Small; Class II directors, with a term expiring at the Annual Meeting, consist of Joel Alsfine, Jonathan Coslet, J. Kristofer Galashan and Stuart Lasher; and Class III directors, with a term expiring at the 2024 Annual Meeting, consist of Jimena Almendares, Donna Coallier, John Danhakl and Paul Hackwell.
The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board has approved, the nomination of our Class II directors, Messrs. Alsfine, Coslet, Galashan and Lasher, for re-election for three-year terms expiring at the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of these nominees is currently a director of the Company.
Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Nominating and Corporate Governance Committee and approved by the Board of Directors. We have no reason to believe that any nominee named will be unable to serve if elected.

Nominees for Director and Continuing Directors
The names and ages of the nominees and continuing directors, their length of service with the Company and their Board committee memberships are set forth in the table below.

Name	Age	Director Since	Current Term Expires	Independent	AC	CC	NCG	CA
Nominees
Joel Alsfine	53	2019	Class II 2023 Annual Meeting	Yes	M, F	—	—	M
Jonathan Coslet	58	2015	Class II 2023 Annual Meeting	Yes	—	M	M	—
J. Kristofer Galashan	45	2015	Class II 2023 Annual Meeting	Yes	—	—	M	M
Stuart Lasher	63	2015	Class II 2023 Annual Meeting	No	—	C	—	M
Continuing Directors
Jimena Almendares	42	2021	Class III 2024 Annual Meeting	Yes	—	—	—	—
Donna Coallier**	59	2022	Class III 2024 Annual Meeting	Yes	C, F	—	—	—
John Danhakl	66	2015	Class III 2024 Annual Meeting	Yes	—	M	M	—
Paul Hackwell	43	2015	Class III 2024 Annual Meeting	Yes	—	—	M	M
Bahram Akradi*	61	1992	Class I 2025 Annual Meeting	No	—	M	C	C
David Landau	57	2015	Class I 2025 Annual Meeting	No	—	M	—	M
Alejandro Santo Domingo	46	2019	Class I 2025 Annual Meeting	Yes	—	—	—	—
Andres Small**	42	2020	Class I 2025 Annual Meeting	Yes	M	—	—	—
______________
* Chairman of the Board
** Mr. Small served as Audit Committee Chair until March 15, 2023, at which time Ms. Coallier became Audit Committee Chair
   F: Financial Expert        M: Member       C: Committee Chair
   AC: Audit Committee       CC:  Compensation Committee      NCG: Nominating and Corporate Governance Committee
CA: Capital Allocation Committee
A brief biography of each nominee is set forth below, which includes information, as of the Record Date, regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee and the Board of Directors to believe that the director should serve on the Board of Directors:

Nominees for Terms Expiring in 2026 (Class II Directors)

JOEL ALSFINE Age: 53 Independent Director Director since: 2019 Committees: •Audit (Financial Expert) •Capital Allocation	Background
•Senior Advisor at MSD Capital, L.P., an investment firm, since December 2020.
•Partner of MSD Capital, L.P. from 2014 to December 2020.
•Held various roles at MSD Capital from 2002 to 2014 before becoming a Partner, focusing on investing in public equity securities and becoming the portfolio manager of a large, concentrated public equity portfolio.

•Previously worked at TG Capital Corp., a single-family investment office investing across all asset classes, McKinsey & Co. and accounting firm Fisher Hoffman Stride.
Qualifications
Mr. Alsfine was selected by the Board for his extensive capital markets, investment, financial and risk management experience from his executive and consulting roles, as well as his experience serving as a director of various public and private companies and as an analyst focusing on public company equity.

Other Public Company Board Memberships (Current and Past Five Years)
•Party City Holdco Inc. (NYSE: PRTY) (2020 to present)
•Asbury Automotive Group Inc. (NYSE: ABG) (2014 to present)
•CC Neuberger Principal Holdings II (NYSE: PRPB) (2020 to 2022)

JONATHAN COSLET Age: 58 Independent Director Director since: 2015 Committees: •Compensation •Nominating and Corporate Governance	Background
•Vice Chairman of TPG Global, LLC, a global alternative asset firm and an affiliate of the Company, which he joined at its inception in 1993.
•Chief Investment Officer of TPG from 2008 to 2020.
•Associate at Donaldson, Lufkin & Jenrette from 1991 to 1993.
•Financial Analyst at Drexel Burnham Lambert from 1987 to 1989.
Qualifications
Mr. Coslet was selected by the Board for his more than 25 years of experience in advising and growing companies, his extensive management and board of director experience and his financial background.

Other Public Company Board Memberships (Current and Past Five Years)
•TPG, Inc. (NASDAQ: TPG) (2021 to present)
•Cushman & Wakefield plc (NYSE: CWK) (2018 to present)
•IQVIA Holdings Inc. (NYSE: IQV) (2003 to 2020)

J. KRISTOFER GALASHAN Age: 45 Independent Director Director since: 2015 Committees: •Nominating and Corporate Governance •Capital Allocation	Background
•Partner at Leonard Green and Partners, L.P., a private equity investment firm and an affiliate of the Company, which he joined in 2002.
•Previously worked in the Investment Banking Division of Credit Suisse First Boston (formerly Donaldson, Lufkin & Jenrette) in its Los Angeles office.
Qualifications Mr. Galashan was selected by the Board for his extensive experience investing in and supporting high-growth, market-leading companies.
Other Public Company Board Memberships (Current and Past Five Years)
•The Container Store (NYSE: TCS) (2007 to present)
•USHG Acquisition Corp. (NYSE: HUGS) (2021 to present)
•Mister Car Wash, Inc. (NYSE: MCW) (2014 to present)
•BJ’s Wholesale Club (NYSE: BJ) (2011 to 2019)

STUART LASHER Age: 63 Director since: 2015 Committees: •Compensation (Chair) •Capital Allocation	Background
•Founder, Chairman and Chief Executive Officer of Quantum Capital Partners, a private investment firm, since 1998.
•Chairman and Chief Executive Officer of Lifestyle Family Fitness, a fitness chain with 55 locations, from 2010 to 2012.
•Chief Executive Officer of the PEO division of Paychex, Inc. from 1996 to 1997.
•Chairman and Chief Executive Officer at National Business Solutions, Inc. (NBS), a professional employer organization, which he co-founded in 1990 and was acquired by Paychex, Inc. in 1996.
•Chief Financial Officer at Silk Greenhouse, Inc. from 1986 to 1989.
•Certified Public Accountant at KPMG Peat Marwick from 1981 to 1986.
Qualifications Mr. Lasher was selected by the Board for his extensive experience in accounting and finance and his service as a director of various public and private companies.
Other Public Company Board Memberships (Current and Past Five Years) •Northern Oil & Gas, Inc. (NYSE: NOG) (2020 to present)
Class III Directors (Terms Expiring in 2024)

JIMENA ALMENDARES Age: 42 Independent Director Director since: 2021	Background
•Product Executive at Facebook, now known as Meta Platforms, Inc., a company that builds technology that helps people connect, find communities, and grow businesses, from 2020 to March 2023.
•Vice President of Global Expansion at Intuit, Inc., a company that delivers financial management and compliance products and services, from 2018 to 2020.
•Chief Executive Officer of Intuit Payments, Inc. from 2017 to 2019.
•Vice President of Payments Segment Leader at Intuit Payments, Inc. from 2017 to 2018.
•Chief Product Officer of OKCupid, an online dating app, leading the company through its initial public offering as part of the Match Group, from 2014 to 2016.
Qualifications
Ms. Almendares was selected by the Board for her nearly two decades of experience leading cross-functional teams at public companies and growth start-ups and her significant experience with emerging and digital technologies.

DONNA COALLIER Age: 59 Independent Director Director since: 2022 Committees: •Audit (Chair effective March 15, 2023) (Financial Expert)	Background •Partner at PricewaterhouseCoopers, a multinational professional services and accounting firm, from 1998 to 2017.
•Trustee and Board of Health President for the Township of South Orange Village, New Jersey, since 2019, and lead Trustee for the Township’s Community Care & Justice program, since its inception in 2020.

•Previously held roles at the Securities and Exchange Commission, Coopers & Lybrand, and Grant Thornton.
Qualifications
Ms. Coallier was selected by the Board for her significant experience in finance, accounting and strategy with broad leadership roles including as assurance partner and oversight of business units, functions and special project teams across various sectors and practices.

JOHN DANHAKL Age: 66 Independent Director Director since: 2015 Committees: •Compensation •Nominating and Corporate Governance	Background
•Managing Partner at Leonard Green and Partners, L.P., a private equity investment firm and an affiliate of the Company, which he joined in 1995.
•Managing Director at Donaldson, Lufkin & Jenrette from 1990 to 1995.
•Vice President in corporate finance at Drexel Burnham Lambert, Inc. from 1985 to 1990.
Qualifications
Mr. Danhakl was selected by the Board for his extensive experience serving on the board of directors of public companies and his extensive experience as a board member, investor and financial analyst.

Other Public Company Board Memberships (Current and Past Five Years) •IQVIA Holdings Inc. (NYSE: IQV) (2016 to present) •Mister Car Wash, Inc. (NYSE: MCW) (2014 to present)

PAUL HACKWELL Age: 43 Independent Director Director since: 2015 Committees: •Nominating and Corporate Governance •Capital Allocation	Background
•Partner at TPG Global, LLC, a global alternative asset firm and an affiliate of the Company, which he joined in 2006 and where he leads their consumer group.
•Involved in TPG’s investments in Adare Pharmaceuticals, Anastasia Beverly Hills, Aptalis Pharma, Arden Group (Gelson’s), AV Homes, Norwegian Cruise Line, Playa Hotels & Resorts, Rodan + Fields, Taylor Morrison, Troon Golf and Viking Cruises.

Qualifications Mr. Hackwell was selected by the Board for his extensive board of director and finance experience.
Other Public Company Board Memberships (Current and Past Five Years) •Playa Hotels & Resorts (NASDAQ: PLYA) (2017) •AV Homes, Inc. (NASDAQ: AVHI) (2013 to 2018)

Class I Directors (Terms Expiring in 2025)

BAHRAM AKRADI Age: 61 Chairman of the Board Director since: 1992 Committees: •Compensation •Nominating and Corporate Governance (Chair) •Capital Allocation (Chair)	Background
•Founded the Company in 1992 and has been a director since inception.
•Chief Executive Officer and Chairman of the Company since May 1996.
•Over 30 years of experience in healthy way of life initiatives.
•Co-Founder and Executive Vice President at U.S. Swim & Fitness Corporation from 1984 to 1989.
•Founder of the Health and Fitness Industry Leadership Council.
Qualifications Mr. Akradi was selected by the Board for his perspective and the experience he brings as Founder and Chief Executive Officer of the Company.
Other Public Company Board Memberships (Current and Past Five Years) •Northern Oil & Gas, Inc. (NYSE: NOG) (2017 to present)

DAVID LANDAU Age: 57 Director since: 2015 Committees: •Compensation •Capital Allocation	Background
•Managing Partner and Co-Founder of LNK Partners, a private equity firm focused on building consumer and retail businesses, which he co-founded in 2005.
Qualifications Mr. Landau was selected by the Board for his extensive investment, finance and board of director experience.

ALEJANDRO SANTO DOMINGO Age: 46 Independent Director Director since: 2019	Background
•Senior Managing Director at Quadrant Capital Advisors, Inc., an investment advisory firm, since 2005.
•Chair of the Wildlife Conservation Society and Fundación Santo Domingo, and a member of the boards of the Metropolitan Museum of Art, Mount Sinai Health System, Channel Thirteen/WENT (PBS), DKMS, Fundación Pies Descalzos and Caracol Televisión S.A.

Qualifications Mr. Santo Domingo was selected by the Board for his significant investment experience across a variety of industries and in private and public debt and equity securities.
Other Public Company Board Memberships (Current and Past Five Years)
•Anheuser-Busch Inbev (NYSE: BUD) (2016 to present)
•JDE Peet’s N.V. (OTCMKTS: JDEPF) (2013 to 2022)
•Advanced Merger Partners, Inc. (NYSE: AMPI) (2021 to 2022)
•ContourGlobal plc (LON: GLO) (2017 to 2022)

ANDRES SMALL Age: 42 Independent Director Director since: 2020 Committees: •Audit (Chair until March 15, 2023)	Background
•Managing Director at Partners Group (USA) Inc., a global private markets firm, where he has worked since 2014.
•Vice President, Advisor to the Chairman at MacAndrews & Forbes, from 2013 to 2014.
•Various positions including Vice President at CVC International from 2005 to 2011.
•Analyst at JPMorgan Chase from 2002 to 2005.
Qualifications Mr. Small was selected by the Board for his extensive professional experience, management and business advisory positions.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH OF THE FOUR CLASS II DIRECTOR NOMINEES.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which the Board of Directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board leadership, executive sessions, standing Board committees, communications with the Board, succession planning and risk management.
Board Composition
Our business and affairs are managed by the Board of Directors, which currently has 12 members. In accordance with the Amended and Restated Certificate of Incorporation of Life Time Group Holdings, Inc., effective as of October 12, 2021 (the “Certificate of Incorporation”), and the Stockholders Agreement (as defined below), our directors are divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among three classes as follows:
•the Class I directors are Bahram Akradi, David Landau, Alejandro Santo Domingo and Andres Small, whose terms expire at the 2025 annual meeting of stockholders;
•the Class II directors are Joel Alsfine, Jonathan Coslet, J. Kristofer Galashan and Stuart Lasher, whose terms expire at the Annual Meeting; and
•the Class III directors are Jimena Almendares, Donna Coallier, John Danhakl and Paul Hackwell, whose terms expire at the 2024 annual meeting of stockholders.
Effective July 1, 2022, we increased the size of the Board of Directors from 13 (with two vacancies) to 14 (with two vacancies) and elected Ms. Coallier to the Board. With Mr. Lasher needing to cease service on the Audit Committee no later than October 6, 2022 so that our Audit Committee was composed entirely of independent directors by such date, the Nominating and Corporate Governance Committee began a search process for a new director consistent with the process described immediately below. In connection with that search process and its consideration of possible candidates, the Nominating and Corporate Governance Committee received a recommendation from Mr. Alsfine to consider Ms. Coallier as a potential candidate to serve on the Board and the Audit Committee given her strong finance, accounting and strategic background, including her qualifications as an audit committee financial expert. Following the search process, the Nominating and Corporate Governance Committee recommended, and the Board elected, Ms. Coallier to the Board effective July 1, 2022, to serve as a Class III director, and to the Audit Committee effective August 15, 2022, upon which Mr. Lasher ceased serving on the Audit Committee.
Director Nomination Process
Director Qualification Standards and Criteria
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying individuals qualified to become members of the Board of Directors consistent with the criteria approved by the Board and ensuring that the Board has the requisite expertise and its members have sufficiently diverse and independent backgrounds. The Nominating and Corporate Governance Committee may solicit recommendations for nominees from other members of the Board of Directors and management. Our Nominating and Corporate Governance Committee may also retain professional search firms to identify candidates. While the Nominating and Corporate Governance Committee does not maintain a formal policy for considering nominees, it does take into account the many factors for director qualifications set forth in our corporate governance guidelines as it seeks to identify candidates for director, including persons with a reputation for and record of personal and professional integrity, ethics and values; experience in corporate management or as a board member of other publicly held companies; professional and academic experience relevant to our industry; strength of leadership, advisory skills and business judgment; experience in capital markets and growing businesses; time to devote to Board service; diversity of background and perspective; and relevant social policy concerns. The Board also monitors the mix of specific experience, diversity, qualifications and skills of its directors in order that the Board, as a whole, has the necessary tools to perform its oversight function effectively. Except as detailed immediately below under “—Nomination Rights under the Stockholders Agreement,” the Board does not have a formal policy for considering director candidates recommended by stockholders;

however, the Board would generally expect to consider any recommended candidate based on the same considerations set forth above.
Nomination Rights under the Stockholders Agreement
As of October 6, 2021, the Company entered into the Third Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) with, among others, certain affiliates of Leonard Green & Partners, L.P. and its affiliates (“LGP”), TPG Global, LLC and its affiliates (“TPG”), LNK Partners and its affiliates (“LNK”), MSD Capital, L.P. and its affiliates (“MSD Capital”), MSD Partners, L.P. and its affiliates (“MSD Partners”), LifeCo LLC and its affiliates (“LifeCo”), Partners Group (USA) Inc. and its affiliates (“PG”), Teacher Retirement System of Texas and its affiliates, JSS LTF Holdings Limited together with any transferee controlled directly or indirectly by Mr. Joseph Yacoub Safra’s family or the J. Safra Group (“J. Safra”), SLT Investors, LLC and its affiliates and Mr. Akradi (collectively, the “Principal Stockholders”).
The Stockholders Agreement provides rights for certain of the Principal Stockholders to nominate directors to the Board of Directors or to designate an individual with board observer rights, subject to certain stock ownership thresholds set forth below. The Stockholders Agreement also provides that directors nominated by the Principal Stockholders may only be removed at the request of the applicable Principal Stockholder that nominated such director in accordance with our Bylaws. In all other cases and at any other time, directors may only be removed for cause by the affirmative vote of the holders of at least a majority of our common stock. Pursuant to the Stockholders Agreement, we are required to appoint to the Board of Directors individuals designated by, and voted for, the Principal Stockholders, which currently include:
•Mr. Akradi, our Founder, Chairman and Chief Executive Officer;
•three individuals nominated by TPG – currently Mr. Coslet, Mr. Hackwell and one vacancy;
•three individuals nominated by LGP – currently Mr. Danhakl, Mr. Galashan and one vacancy;
•one individual nominated by LNK – currently Mr. Landau;
•one individual nominated by MSD – currently Mr. Alsfine;
•one individual nominated by LifeCo – currently Mr. Santo Domingo;
•one individual nominated by PG – currently Mr. Small; and
•one individual nominated by Mr. Akradi – currently Mr. Lasher.
Additionally, J. Safra currently has the right to designate one Board observer at all meetings of the Board who also has the right to receive (at the same time as the directors of the Board) all materials sent to the directors on the Board, subject to applicable law and any attorney-client privilege.
The nomination rights described above are subject to the following thresholds:
•so long as TPG (i) has not sold shares of our common stock, through one or more transactions, resulting in TPG receiving aggregate gross proceeds in an amount equal to at least its initial investment in the Company (the “TPG Initial Investment Sell-Down”), then TPG will be entitled to nominate three directors; (ii) has effected the TPG Initial Investment Sell-Down, and owns shares of our common stock greater than or equal to 15% of the then outstanding shares of our common stock, then TPG will be entitled to nominate two directors; (iii) owns less than 15%, but greater than or equal to 10% of the then outstanding shares of our common stock, then TPG will be entitled to nominate one director; and (iv) owns less than 10% of the then outstanding shares of our common stock, then TPG will not be entitled to nominate a director;
•so long as LGP (i) has not sold shares of our common stock, through one or more transactions, resulting in LGP receiving aggregate gross proceeds in an amount equal to at least its initial investment in the Company (the “LGP Initial Investment Sell-Down”), then LGP will be entitled to nominate three directors; (ii) has effected the LGP Initial Investment Sell-Down, and owns shares of our common stock greater than or equal to 15% of the then outstanding shares of our common stock, then LGP will be entitled to nominate two directors; (iii) owns less than 15%, but greater than or equal to 10% of the then outstanding shares of our common stock, then LGP will be entitled to nominate one director; and (iv) owns less than 10% of the then outstanding shares of our common stock, then LGP will not be entitled to nominate a director;

•so long as LNK, MSD, LifeCo or PG, as applicable, (i) has not sold shares of our common stock, through one or more transactions, resulting in LNK, MSD, LifeCo or PG, as applicable, receiving aggregate gross proceeds in an amount equal to at least its initial investment in the Company (the “Other Stockholder Initial Investment Sell-Down”), then LNK, MSD, LifeCo and PG, as applicable, will each be entitled to nominate one director; and (ii) has effected the Other Stockholder Initial Investment Sell-Down, then LNK, MSD, LifeCo and PG, as applicable, will not be entitled to nominate a director;
•so long as Mr. Akradi serves as Chief Executive Officer of the Company, then Mr. Akradi will be entitled to nominate himself and one additional director; and if he ceases to serve as Chief Executive Officer, then Mr. Akradi will not be entitled to nominate any director (including himself); and
•so long as J. Safra (i) has not sold shares of our common stock, through one or more transactions, resulting in J. Safra receiving aggregate gross proceeds in an amount equal to at least its initial investment in the Company (the “J. Safra Initial Investment Sell-Down”), then J. Safra shall be entitled to designate one observer at meetings of the Board and to receive (at the same time as the directors of the Company) all materials sent to the directors on the Board of Directors; and (ii) has effected the J. Safra Initial Investment Sell-Down, then J. Safra shall not be entitled to designate any observer to any meetings of the Board, nor shall it have the right to receive any materials sent to the directors on the Board.
Each of the Principal Stockholders has agreed to vote the common stock owned by it in favor of each of the Principal Stockholders’ nominees to the Board of Directors.
Director Independence and Controlled Company Exception
Director Independence
Pursuant to the corporate governance listing standards of the NYSE, a director employed by the Company cannot be deemed to be an “independent director.” Each other director will qualify as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our common stock, by itself, does not constitute a material relationship.
The Board of Directors affirmatively determined that each of our directors other than Mr. Akradi, Mr. Landau and Mr. Lasher qualifies as “independent” in accordance with the NYSE rules. In making its independence determinations, the Board of Directors considered and reviewed all information known to it (including information identified through directors’ questionnaires) including the following relationships that the Board of Directors concluded did not impact the applicable director’s independence:
•In June 2020, Life Time borrowed $101.5 million from an investor group that was comprised solely of certain of the Principal Stockholders or their affiliates. For each of Messrs. Coslet, Danhakl, Galashan, Hackwell and Small, the amount loaned by their respective employers (or affiliates of their employers) was less than 2% of each such entity’s consolidated gross revenues. Mr. Santo Domingo was not an employee of any LifeCo entity (or its affiliate) that made a portion of the loan, and Mr. Alsfine is no longer an employee of any MSD entity (or its affiliate) that made a portion of the loan.
•Life Time purchases products or services from certain portfolio companies of LGP and TPG in the ordinary course of business. In each case these purchases were less than 2% of each of such entity’s consolidated gross revenues and none of Messrs. Coslet, Danhakl, Galashan or Hackwell owns 10% or more of their employer or any of their portfolio companies. For more information on these purchases, see “Certain Relationships and Related Person Transactions—Other.”
•Ms. Almendares was an executive at Facebook, now known as Meta Platforms, Inc., until March 2023. In the ordinary course of our business, Life Time has purchased products or services from Facebook, ranging from $2.3 million to $4.5 million over the last three years, which was less than 2% of Facebook’s consolidated gross revenues. Ms. Almendares had no personal involvement in these transactions, her compensation was not impacted by these transactions given the relative size of this relationship and Life Time’s business with Facebook pre-dated her joining the Board.

Controlled Company Exception
The Principal Stockholders collectively continue to beneficially own more than 50% of our common stock and voting power. As a result, the Company is a “controlled company” within the meaning of the NYSE corporate governance standards. As a “controlled company” we may elect not to comply with certain NYSE corporate governance requirements, including:
•that a majority of the Board of Directors consist of independent directors;
•that the Board of Directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•that the Board of Directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•that we have an annual performance evaluation of the nominating and corporate governance committee and compensation committee.
We currently utilize certain of these exemptions in that we do not have a nominating and corporate governance committee or compensation committee that consists entirely of independent directors. We may also elect to utilize additional exemptions for so long as we remain a “controlled company.” Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.
In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after specified transition periods, including having at least a majority of independent members on each such committee within 90 days of the date of our status change and having such committees be fully independent within one year of the date of our status change.
Committees of the Board of Directors
Our Board of Directors has assigned certain of its responsibilities to permanent committees consisting of directors appointed by it. The Board of Directors has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Capital Allocation Committee, each of which has the composition and responsibilities described below. The Board has adopted a written charter for each of these committees under which they operate.
The Board formed the Capital Allocation Committee in September 2022 upon recommendation of the Nominating and Corporate Governance Committee to assist the Board in fulfilling its oversight responsibilities for the Company’s management of capital, including with respect to property development business plans and certain real estate-related and financial-related activities.
Our Board of Directors determined on February 15, 2023, to appoint new chairs of the Audit Committee and Compensation Committee. Effectively immediately upon such determination, Mr. Lasher replaced Mr. Danhakl as chair of the Compensation Committee. Effective March 15, 2023, Ms. Coallier replaced Mr. Small as chair of the Audit Committee.

AUDIT COMMITTEE
Functions	Members
•appoints, compensates, retains and oversees the work of the Company’s independent auditor
•reviews and discusses the Company’s quarterly and annual financial statements and management’s discussion and analysis of financial condition and results of operations
•prepares audit committee reports to be included in proxy statements filed under SEC rules
•discusses the Company’s earnings releases and guidance
•oversees related person transactions, the Company’s code of business conduct and ethics and complaint procedures
•oversees the risk areas set forth in the table below under “—Role of the Board in Risk Oversight”
Donna Coallier, Chair (effective March 15, 2023) * Joel Alsfine * Andres Small * Audit Committee Financial Expert Each member is financially literate Number of Meetings in 2022: 6

COMPENSATION COMMITTEE
Functions	Members
•reviews and approves matters involving executive and director compensation
•authorizes equity and other incentive arrangements and administers the Company’s equity-based plans
•reviews and discusses the Company’s compensation discussion and analysis to be included in the Company’s proxy statement
•oversees the evaluation of management and succession planning
•prepares compensation committee reports to be included in proxy statements filed under SEC rules
•authorizes the Company to enter into employment and other employee-related agreements
•recommends changes in employee benefit programs
•reviews and discusses the results of our Say-on-Pay vote results
Stuart Lasher, Chair Bahram Akradi Jonathan Coslet John Danhakl David Landau Number of Meetings in 2022: 4

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Functions	Members
•identifies individuals qualified to become Board members, consistent with criteria approved by the Board of Directors and in accordance with the terms of the NYSE, subject to the Stockholders Agreement
•makes recommendations for Board leadership and committee structures and nominees for committees
•oversees the evaluation of the Board of Directors and its committees
•develops and recommends to the Board of Directors and reviews our corporate governance guidelines
•oversees and monitors our commitment and actions on corporate responsibility matters, including environment, social and political matters
Bahram Akradi, Chair Jonathan Coslet John Danhakl J. Kristofer Galashan Paul Hackwell Number of Meetings in 2022: 4

CAPITAL ALLOCATION COMMITTEE
Functions	Members
•assists the Board in fulfilling its oversight responsibilities for the Company’s management of capital, including the Company’s property development business plans and certain real estate-related and financial-related activities
•reviews and recommends to the Board certain individual property development business plans, sale-leaseback transactions, capital expenditures and construction litigation settlements or claims
•reviews from time to time the financial metrics and performance under previously approved property development business plans
Bahram Akradi, Chair J. Kristofer Galashan Paul Hackwell David Landau Joel Alsfine Stuart Lasher Number of Meetings in 2022: 3
Non-Employee Directors
Under Rule 16b-3 of the Exchange Act, transactions between the Company and its officers and directors are exempt from the “short-swing profit” rules of Section 16(b) of the Exchange Act if the transaction is approved by either (i) the full Board of Directors or (ii) a committee that is composed solely of two or more “non-employee directors” as defined under such rule. Because our Compensation Committee is not composed entirely of “non-employee directors,” we have established a sub-committee of our Compensation Committee comprised entirely of non-employee directors.
Audit Committee Memberships
In addition to our Audit Committee, Mr. Alsfine currently serves on the audit committees of each of Party City Holdco Inc. and Asbury Automotive Group Inc. Mr. Alsfine had also served on the Audit Committee of CC Neuberger Principal Holdings II, but ceased that service in July 2022. Before ceasing in that role, the Board of Directors, after due consideration of Mr. Alsfine’s role and responsibilities on our Audit Committee and Mr. Alsfine’s existing responsibilities and commitments, including his service on the other audit committees and the time commitment attendant to such committee membership, determined that Mr. Alsfine’s simultaneous service on the audit committees did not impair Mr. Alsfine’s ability to effectively serve on our Audit Committee.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serve, or in the past year have served, as a member of the Board of Directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on the Board of Directors or compensation committee. No interlocking relationship exists between any member of our Compensation Committee (or other committee performing equivalent functions) and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company. We are party to certain transactions with certain of the Principal Stockholders and affiliates thereof as described in “Certain Relationships and Related Person Transactions.”
Leadership Structure of the Board of Directors
The Board of Directors has combined the roles of Chairman of the Board and Chief Executive Officer, which are held by Mr. Akradi, as our Founder, Chairman and Chief Executive Officer. The Board of Directors has determined that combining these positions will serve the best interests of the Company and its stockholders. The Board of Directors believes that the Company’s Founder and Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the consideration and execution of strategy. The Board of Directors believes that the combined position of Chairman and Chief Executive Officer promotes the development of policy and plans, and facilitates information flow between management and the Board of Directors, which is essential to effective governance.
Our corporate governance guidelines provide that if we do not have an independent chairperson, the independent directors may appoint an independent director to serve as lead director. In March 2023, the independent directors of the Board appointed Mr. Danhakl as our independent lead director. Pursuant to our corporate governance guidelines, Mr. Danhakl will be responsible for presiding over all meetings of the Board at which our Chairman is not present, including executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and our CEO and Chairman.
Role of the Board in Risk Oversight
The Board of Directors oversees risk management of our business and accomplishes this oversight primarily through the Audit Committee and the allocation of particular areas of risk oversight to other committees, as described below. We believe that our current board leadership structure, which combines the roles of Chairman of the Board and Chief Executive Officer, facilitates the process of ensuring that the risks identified and assessed by management are clearly and timely reported to the Board, along with discussion of appropriate risk management strategies.

BOARD OF DIRECTORS
•Overall oversight of the risk management process
•Development of business strategy and major resource allocation
•Leadership of management succession planning
•Business conduct and compliance oversight
•Receipt of regular reports from Board committees on specific risk oversight responsibilities

BOARD COMMITTEES
Audit	Compensation	Nominating and Corporate Governance	Capital Allocation
•Oversight of the integrity of the Company’s financial statements and financial reporting process
•Oversight of the Company’s accounting principles, accounting policies and financial reporting and accounting practices
•Oversight of the Company’s compliance with legal and regulatory requirements
•Oversight of the effectiveness of internal controls
•Oversight of the Company’s risk management program, including risks related to privacy, data and information security (including cybersecurity)
•Oversight of the qualifications, independence and performance of the Company’s independent auditor
•Oversight of the performance of the Company’s internal audit function
•Oversight of compensation-related risks and overall philosophy •Oversight of regulatory compliance with respect to compensation matters •Oversight of management succession planning
•Overall corporate governance leadership
•Provides recommendations regarding Board and committee structure and composition
•Board succession planning
•Oversight of environmental, social and corporate governance initiatives
•Oversight of the evaluation of the Board and its committees

•Oversight of the Company’s capital management, including with respect to property development business plans and certain real estate-related and financial-related activities
•Oversight of project performance

MANAGEMENT
•Identify material and credible risks and emerging risks
•Identify and assess key risk drivers
•Implement appropriate risk management strategies
•Integrate risk management into our decision-making process
•Ensure that information with respect to material and credible risks is transmitted to senior executives and the Board

RISK AREAS
Business Operations	Growth of Business	Capital Structure and Lease Obligations	Legal and Regulatory Compliance
Brand	Technological Operations	Human Capital	Financial Performance

Meetings of the Board of Directors
During fiscal 2022, our Board of Directors met four times. Each Board member attended 75% or more of the aggregate meetings of the Board of Directors and of the committees on which they served held during the period for which they were a director or committee member. In addition, our non-management directors regularly meet in executive session. There has been no specified chair of such executive sessions, but executive sessions of our non-management directors are typically led by Mr. Danhakl, who is now our lead independent director.
Attendance at Stockholder Meetings
The Board does not have a formal policy regarding director attendance at the annual meeting of stockholders. However, all directors are strongly encouraged to attend the meeting. All of the then-serving directors attended the 2021 annual meeting of stockholders.
Stockholder Communications with the Board of Directors
Stockholders may initiate in writing any communication with the Board of Directors or any individual director by sending the correspondence to Life Time Group Holdings, Inc., Attn: General Counsel, 2902 Corporate Place, Chanhassen, Minnesota 55317. This centralized process assists the Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. The General Counsel will initially review and compile all such communications and may summarize such communications prior to forwarding to the appropriate party.
The General Counsel will not forward communications that are not relevant to the duties and responsibilities of the Board of Directors, including spam, junk mail and mass mailings, product or service inquiries, new product or service suggestions, resumes or other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements or other frivolous communications.
Governance Documents on our Website
We maintain a governance section on our Life Time investor relations website that includes key information about our governance initiatives and our code of business conduct and ethics. The governance information can be found at
https://ir.lifetime.life, by clicking on “Governance” at the top of our website. Copies of our corporate governance guidelines, our code of business conduct and ethics and the charters for each of the Board’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Capital Allocation Committee can be found on this website under “Governance Documents.”
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the code of business conduct and ethics. If we ever were to amend or waive any provision of our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our internet website set forth above rather than by filing a Form 8-K.
Anti-Hedging and Anti-Pledging Policy
The Board has approved an insider trading compliance policy for our officers, directors and employees. Under this policy, all of our officers, directors and employees are prohibited from engaging in short-sales, transactions in puts, calls or other derivative securities involving the Company’s equity securities, hedging transactions or other inherently speculative transactions in Life Time stock or pledging Life Time stock in any circumstance, including by purchasing Life Time stock on margin or holding Life Time stock in a margin account.
Executive Incentive Compensation Recovery Policy
The Board has approved an executive incentive compensation recovery, or clawback, policy for our executives. Under this policy, the Company will require in appropriate circumstances the reimbursement or forfeiture of all or a portion of any incentive compensation awarded to an executive of the Company where the Compensation Committee has determined that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement during the preceding three-year period, and smaller incentive compensation would have occurred or been made to the executive based upon the restated financial results. The Company was not required to implement any enforcement action under this policy for 2022. The Company expects to revise its clawback policy in the next year to comply with the new NYSE and SEC rules.
Stock Ownership Guidelines
In March 2023, our Board adopted stock ownership guidelines for our executive officers to align their financial interests with those of our stockholders. Under the guidelines, each executive officer is expected to hold shares of our common stock having a value equal to a certain multiple of the executive officer’s base salary. For our CEO, the multiple is five times, and it is three times for our other executive officers. All executive officers have five years from adoption of the guidelines or the date of their appointment to a covered position to comply with the ownership guideline. Shares owned directly and those subject to vested equity awards count toward the ownership guideline; however, unvested equity awards are not included. Executive officers are required to retain at least 50% of the net shares from any option exercise or vesting of a stock award until the executive officer is in compliance with the ownership guidelines. As these guidelines were recently adopted, all of our executive officers were either in compliance with or progressing towards the ownership guidelines.

DIRECTOR COMPENSATION
Our directors play a critical role in guiding our strategic direction and overseeing the management of Life Time. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. However, we have determined that our current directors who have been nominated by the Principal Stockholders, which are currently all of our directors other than Ms. Almendares and Ms. Coallier, will not receive compensation from Life Time for their service on the Board other than complementary membership and services at our athletic country clubs for certain of these directors. Non-employee directors who have not been nominated by the Principal Stockholders receive a combination of annual cash retainers and annual grants of restricted stock units.
Except as described below in the next paragraph, no non-employee directors received any compensation in respect of their service on our Board of Directors in 2022. Mr. Akradi, our one director who is an executive of the Company, was not eligible to receive additional compensation for his service as a director. All compensation paid to Mr. Akradi is reported below under “Summary Compensation Table – Fiscal Years 2022, 2021 and 2020.”
We provide Messrs. Coslet and Hackwell and Ms. Coallier with membership to our athletic country clubs, the value of which in each case does not exceed $10,000. For 2022, Ms. Almendares was eligible for the annual compensation set forth below pursuant to our non-employee director compensation policy (the “Director Compensation Program”), and when Ms. Coallier joined the Board effective July 1, 2022, she also became eligible for the annual compensation set forth below pursuant to the Director Compensation Program.
Cash Compensation. The following table is a summary of the annual cash retainers paid to our non-employee directors who are not currently nominated by the Principal Stockholders under the Director Compensation Program, which are paid quarterly in arrears.

POSITION	ANNUAL CASH RETAINER
Board Member	$75,000
Committee Chair
Audit	$30,000
Compensation	$25,000
Nominating and Corporate Governance	$20,000
Committee Member
Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance	$10,000
Lead Independent Director	$55,000
Equity Compensation. Our non-employee directors who are not currently nominated by the Principal Stockholders are also eligible to receive an annual grant of restricted stock units. Any such non-employee director who is serving on the Board of Directors as of the date of the annual meeting of the Company’s stockholders each calendar year beginning with calendar year 2022 and who will continue to serve as a non-employee director immediately following such annual meeting are granted, on such annual meeting date, restricted stock units with a grant date value of approximately $155,000. Additionally, except as otherwise determined by the Board, any such non-employee director who is initially elected or appointed to the Board on any date other than the date of an annual meeting of the Company’s stockholders shall be granted on the date of such initial election or appointment an award of restricted stock units that have an aggregate fair value of $155,000 prorated for the number of days since the last annual meeting of the Company’s stockholders. These awards shall vest in full on the earlier of (i) the day immediately prior to the date of our annual stockholders meeting following the date of grant and (ii) the first anniversary of the grant date, subject to the non-employee director continuing in service through such date. Each such award will accelerate and vest in full upon a change in control of the Company (as defined in our 2021 Incentive Award Plan).

2022 Director Compensation Table
Director Compensation in 2022

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)	TOTAL ($)
Jimena Almendares	$75,000	$155,000 (1)	$230,000
Donna Coallier	$43,212	$132,915 (2)	$176,127

(1)    Amount reflects the grant date fair value of 11,297 restricted stock units granted on May 12, 2022, computed in accordance with the provisions of FASB ASC Topic 718 (which attributed a value of $13.72 per share). Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2022. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2) Amount reflects the grant date fair value of 10,123 restricted stock units granted on July 1, 2022, computed in accordance with the         provisions of FASB ASC Topic 718 (which attributed a value of $13.13 per share). Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2022. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

CORPORATE RESPONSIBILITY
For over 30 years, Life Time’s mission has been to help people live healthier, happier lives. We believe that our own health and happiness is strengthened by the health of our planet and the people around us—in our workplaces and communities—and the principles our Company aspires to live by. We have therefore focused our Environmental, Social and Governance (“ESG”) approach on three pillars: Healthy People, Healthy Planet and Healthy Principles.

Healthy People	Healthy Planet	Healthy Principles
(Social)	(Environmental)	(Governance)
Our goal is to make Life Time a place for everyone—where everyone feels welcomed, respected, supported and valued to fully participate in their healthy way of life journey. Our human capital is critical to this mission. We believe we can better deliver a premium member experience reflective of the diversity of our membership base by recognizing, empowering and celebrating the unique talents, backgrounds and perspectives of all team members.

Healthy people depend on a healthy planet, and so our mission as a “Healthy Way of Life” company embraces environmental sustainability. From the design to the operation of our athletic country clubs, we are focused on energy, water and waste management. These sustainability efforts have reduced our energy and water consumption and improved our waste diversion.

We are committed to strong governance and ethical business practices. Our code of business conduct and ethics defines our values, and our diverse Board of Directors sets high standards for our senior leaders and team members to conduct business with integrity. As the “Healthy Way of Life” company, we believe that doing the right thing serves as a foundation for making a positive impact on the health of our members, team members and communities.

Our ESG initiatives are led by the Company’s senior leadership team, which is supported by a cross-functional ESG committee.
We continue to improve in our diversity, equity and inclusion strategy—making Life Time “A Place for Everyone.” A key goal of our workforce inclusion strategy is to improve the representation and engagement of diverse team members, including among our senior center and corporate leaders, as well as on our Board of Directors. Our strategy has four objectives:
Support a Culture of Inclusion – Create safe and respectful spaces so everyone is encouraged to participate and where all team members feel valued at work, leading not only to a stronger connection to our corporate mission and purpose, but also to better performance, tenure and health.
Mentor and Coach – Provide Company-wide education learning and development opportunities, thereby further strengthening team member engagement.
Expand the Life Time Community – Build strategic relationships that create impact across social and economic barriers and promote a healthy way of life in our communities.
Close the Gap – Assess and revisit our recruiting and casting practices to develop a workforce that more fully reflects the gender, racial, ethnic and other diversity of the communities we serve.
Additional information about our ESG initiatives is available on our website at https://news.lifetime.life/inclusion, by clicking on “Corporate Social Responsibility” and “Inclusion” on our website, although this information is not incorporated by reference in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of February 27, 2023 by:
•each person whom we know to own beneficially more than 5% of our common stock;
•each of our directors, nominees and Named Executive Officers individually; and
•all of our current directors and executive officers as a group.
Information with respect to beneficial ownership has been furnished to us by each director, executive officer or stockholder listed in the table below, as the case may be. The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after February 27, 2023, including any shares of our common stock subject to an option that has vested or will vest and be exercisable within 60 days after February 27, 2023. More than one person may be deemed to be a beneficial owner of the same securities.
The number of shares and percentages of beneficial ownership set forth below are based on 194,474,383 shares of common stock outstanding as of February 27, 2023.
Unless otherwise indicated below, the address for each person or entity listed below is c/o Life Time Group Holdings, Inc., 2902 Corporate Place, Chanhassen, Minnesota 55317. To our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except as indicated in the footnotes to this table and to the extent authority is shared by spouses under applicable law and except for each of the Principal Stockholders, which may be deemed to share beneficial ownership of the shares of common stock owned by the other Principal Stockholders by virtue of being parties to the Stockholders Agreement.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED
5% Stockholders
TPG Investors (1)	43,069,730	22.1%
LGP Investors (2)	58,741,700	30.2%
LNK Investors (3)	10,501,477	5.4%
MSD Investors (4)	11,925,107	6.1%
Directors and Named Executive Officers
Bahram Akradi (5)	22,270,796	10.9%
Thomas Bergmann (6)	1,480,190	*
Eric Buss (7)	1,088,168	*
Robert Houghton	1,824	*
Parham Javaheri (8)	551,218	*
Jeffrey Zwiefel (9)	1,280,190	*
Jimena Almendares (10)	46,649	*
Joel Alsfine	—	*
Donna Coallier (11)	10,123	*
Jonathan Coslet	—	*
John Danhakl	—	*
J. Kristofer Galashan	—	*
Paul Hackwell	—	*
David Landau	—	*
Stuart Lasher (12)	538,888	*
Alejandro Santo Domingo	—	*
Andres Small	—	*
All current executive officers and directors as a group (17 persons)	26,179,398	12.6%
*    Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)    TPG VII Magni SPV, L.P., a Delaware limited partnership, directly holds 37,639,159 shares of our common stock, TPG VII Magni Co-Invest, L.P., a Delaware limited partnership, directly holds 5,169,207 shares of our common stock and TPG Lonestar I, L.P., a Delaware limited partnership (together with TPG VII Magni SPV, L.P. and TPG VII Magni Co-Invest, L.P., the “TPG Funds”), directly holds 261,364 shares of our common stock. The general partner of TPG VII Magni SPV, L.P. is TPG VII Magni GenPar, L.P., a Delaware limited partnership, whose general partner is TPG VII Magni GenPar Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Operating Group III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Cayman Islands limited partnership, whose general partner is TPG Holdings III-A, LLC, a Cayman Islands limited liability company, whose sole member is TPG GPCo, LLC, a Delaware limited liability company, whose sole member is TPG Inc., a Delaware corporation, whose shares of Class B common stock (which represent a majority of the combined voting power of the common stock) are held by TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose managing member is TPG GP A, LLC, a Delaware limited liability company, which is owned by entities owned by David Bonderman, James G. Coulter and Jon Winkelried. The general partner of TPG Lonestar I, L.P. is TPG Lonestar GenPar I, L.P., a Delaware limited partnership, whose general partner is TPG Lonestar GenPar I Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Operating Group III, L.P. The general partner of TPG VII Magni Co-Invest, L.P. is TPG VII SPV GP, LLC, a Delaware limited liability company, whose sole member is TPG GenPar VII, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VII Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Operating Group I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG GPCo, LLC. Because of the relationship of Messrs. Bonderman, Coulter and Winkelried to TPG GP A, LLC, each of Messrs. Bonderman, Coulter and Winkelried may be deemed to beneficially own the securities held by the TPG Funds. Messrs. Bonderman, Coulter and Winkelried disclaim beneficial ownership of the securities held by the TPG Funds except to the extent of their pecuniary interest therein, if any. The address of TPG GP A, LLC and each of Messrs. Bonderman, Coulter and Winkelried is c/o TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)    Voting and investment power with respect to the shares of our common stock held by Green LTF Holdings II LP, LGP Associates VI-A, LLC, and LGP Associates VI-B, LLC, or collectively, Green VI, is shared. Messrs. Danhakl and Galashan may also be deemed to share voting and investment power with respect to such shares due to their positions with affiliates of Green VI, and each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Each of the foregoing entities’ and individuals’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.
(3)    Includes 6,431,093 shares held of record by LNK Partners III, LP, 3,857,235 shares held of record by LNK Life Time Fund, LP and 213,149 shares held of record by LNK Partners III (Parallel), LP (together, the “LNK Funds”). Each of the LNK Funds is controlled by LNK GenPar III, L.P. and LNK Life Time GenPar, L.P., their respective general partners, and each of those is in turn controlled by LNK MGP III, LLC, of which David Landau, a director of Life Time, is the controlling member. As such, each of the entities named herein and Mr. Landau may be deemed to share beneficial ownership of the securities held of record by the LNK Funds. The business address for each of the foregoing entities and Mr. Landau is c/o LNK Partners, 81 Main Street, White Plains, NY 10601.
(4)    Consists of 11,695,100 shares held by MSD Life Time Investments, LLC, a Delaware limited liability company (“MSD Life Time Investments”) and 230,007 shares held by MSD EIV Private Life Time, LLC, a Delaware limited liability company (“MSD EIV Private Life Time”).
MSD Capital, L.P., a Delaware limited partnership (“MSD Capital”), is the investment manager of MSD Life Time Investments and may be deemed to beneficially own securities owned by MSD Life Time Investments. MSD Capital Management LLC, a Delaware limited liability company (“MSD Capital Management”) is the general partner of MSD Capital and may be deemed to beneficially own securities owned by MSD Capital. Each of Gregg R. Lemkau and Marc R. Lisker is a manager of MSD Capital Management and may be deemed to beneficially own securities owned by MSD Capital Management. Michael S. Dell is the controlling member of MSD Capital Management and may be deemed to beneficially own securities owned by MSD Capital Management. Each of Messrs. Dell, Lemkau, and Lisker disclaims beneficial ownership of such securities.
MSD Partners, L.P. (“MSD Partners”) is the investment manager of MSD EIV Private Life Time and may be deemed to beneficially own securities owned by MSD EIV Private Life Time. MSD Partners (GP), LLC (“MSD GP”), a Delaware limited liability company, is the general partner of MSD Partners, and may be deemed to beneficially own securities beneficially owned by MSD Partners. Gregg R. Lemkau maintains investment discretion over this investment and therefore may be deemed to beneficially own securities beneficially owned by MSD GP.
The address of MSD Life Time Investments and MSD EIV Private Life Time is One Vanderbilt Avenue, 26th Floor, New York, New York 10017.
(5)    Includes 525,714 shares held of record by Mr. Akradi, 11,307,541 shares held of record by the Bahram Akradi Revocable Trust U/A dated February 7, 2006 and 922,508 shares held of record by the Bahram Akradi 2018 GST Family Trust. Also includes (i) 9,388,000 shares underlying employee stock options held by the Bahram Akradi Revocable Trust U/A dated February 7, 2006 that are vested and exercisable and (ii) 127,033 shares underlying employee stock options held by Mr. Akradi that are expected to vest on March 17, 2023.
(6)    Includes (i) 61,071 shares held of record by Mr. Bergmann, (ii) 1,388,156 shares underlying employee options held by Mr. Bergmann that are vested and exercisable until their applicable expiration, (iii) 5,556 restricted stock units held by Mr. Bergmann that vest on March 11, 2023 and (iv) 25,407 shares underlying employee stock options held by Mr. Bergmann that are expected to vest on March 17, 2023.
(7)    Includes (i) 127,560 shares held of record by Mr. Buss, (ii) 933,880 shares underlying employee options held by Mr. Buss that are vested and exercisable until their applicable expiration, (iii) 5,556 restricted stock units held by Mr. Buss that vest on March 11, 2023 and (iv) 21,172 shares underlying employee stock options held by Mr. Buss that are expected to vest on March 17, 2023.
(8)    Includes (i) 29,643 shares held of record by Mr. Javaheri, (ii) 487,242 shares underlying employee options held by Mr. Javaheri that are vested and exercisable until their applicable expiration, (iii) 15,278 restricted stock units held by Mr. Javaheri that vest on March 11, 2023 and (iv) 19,055 shares underlying employee stock options held by Mr. Javaheri that are expected to vest on March 17, 2023.
(9)    Includes (i) 61,071 shares held of record by Mr. Zwiefel, (ii) 1,188,156 shares underlying employee options held by Mr. Zwiefel that are vested and exercisable until their applicable expiration, (iii) 5,556 restricted stock units held by Mr. Zwiefel that vest on March 11, 2023 and (iv) 25,407 shares underlying employee stock options held by Mr. Zwiefel that are expected to vest on March 17, 2023.
(10)    Includes (i) 30,176 shares held by Ms. Almendares, (ii) 11,297 restricted stock units held by Ms. Almendares that are expected to vest on April 25, 2023 and (iii) 5,176 restricted stock units held by Ms. Almendares that are expected to vest on April 28, 2023.
(11)     Reflects 10,123 restricted stock units held by Ms. Coallier that are expected to vest on April 25, 2023.
(12)    Includes (i) 250,000 shares held of record by SG1 Investment Limited Partnership, which is indirectly controlled by Mr. Lasher, (ii) 138,888 shares held by QCP Stock Holdings Limited Partnership, which is indirectly controlled by Mr. Lasher and (iii) 150,000 stock options held of record by Mr. Lasher that are vested and exercisable.

EXECUTIVE OFFICERS
The following table sets forth certain information concerning our executive officers as of the date of this Proxy Statement. Mr. Thomas Bergmann is no longer an executive officer with his retirement from the Company effective as of December 30, 2022.

NAME	AGE	POSITION
Bahram Akradi	61	Founder, Chairman & Chief Executive Officer
Eric Buss	56	Executive Vice President & Chief Administrative Officer
Robert Houghton	51	Executive Vice President & Chief Financial Officer
Parham Javaheri	46	Executive Vice President & Chief Property Development Officer
RJ Singh	51	Executive Vice President & Chief Digital Officer
Jeffrey Zwiefel	60	President & Chief Operating Officer
Bahram Akradi founded the Company in 1992 and has been a director since our inception. Mr. Akradi was elected Chief Executive Officer and Chairman of the Board of Directors in May 1996. Mr. Akradi has over 30 years of experience in healthy way of life initiatives. From 1984 to 1989, he led U.S. Swim & Fitness Corporation as its Co-Founder and Executive Vice President. Mr. Akradi was a founder of the Health and Fitness Industry Leadership Council. Mr. Akradi serves as Chairman of the board of directors of Northern Oil & Gas Inc. (NYSE: NOG).
Eric Buss joined the Company in September 1999 as Vice President of Finance and General Counsel. Mr. Buss was elected Secretary in September 2001 and was named Senior Vice President of Corporate Development in December 2001 and Executive Vice President in August 2005. In December 2010, Mr. Buss transitioned from General Counsel and Secretary to become responsible for the Company’s media division in addition to Executive Vice President. In August 2013, Mr. Buss transitioned to support the finance function. Mr. Buss was appointed Executive Vice President and Chief Financial Officer in July 2014. In March 2016, Mr. Buss transitioned to his current role of Executive Vice President and Chief Administrative Officer where he oversees the Company’s legal, risk, human resources, corporate development and communications groups. Prior to joining the Company, Mr. Buss was an associate with the law firm of Faegre & Benson LLP (now Faegre Drinker Biddle & Reath LLP) from 1996 to August 1999.
Robert Houghton joined the Company in August 2022 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, he served as Senior Vice President – Finance at United Natural Foods, Inc., a North American distributor of natural and conventional grocery and non-food products, since May 2020. Prior to that time, Mr. Houghton was employed as Vice President – Corporate Finance and as Treasurer and Vice President – Investor Relations for C.H. Robinson, a global third-party logistics company, from 2018 to April 2020, and as Controller – General Industrial Division for Sherwin-Williams from 2017 to 2018. Prior to 2017, Mr. Houghton served in various financial and leadership roles for Valspar from 2015 to 2017, for General Mills from 1999 to 2015 and for International Paper Company from 1993 to 1999.
Parham Javaheri joined the Company in December 2004 as Development Manager and serves as the Executive Vice President and Chief Property Development Officer. Mr. Javaheri has led the Company’s real estate and development division since 2014. In 2015, he was named Vice President of Real Estate and Development and in March 2017, he was named Senior Vice President of Real Estate and Development. Mr. Javaheri has over 20 years of experience in real estate, development and construction. Prior to joining the Company in 2004, Mr. Javaheri was Project Manager of Alliant Engineering, Inc.
RJ Singh joined the Company in April 2017 and serves as the Executive Vice President and Chief Digital Officer. Prior to joining the Company, he served as Vice President of Information Technology at Lifetouch from October 2013 to March 2017, where he oversaw the corporate technology function, including IT Shared Services, Infrastructure and Operations, Corporate Application Development and IT Security. From 2007 to 2013, Mr. Singh served as Vice President, IT Strategy and Planning and Chief Architect, Director of Enterprise Architecture at Blue Cross and Blue Shield of Minnesota. Prior to that, Mr. Singh held various senior manager, engineer and analyst positions at United Health Group, Allianz Life, Ishan Incorporated, Signature Software, Norwest Mortgage and Minnesota Mutual.

Jeffrey Zwiefel joined the Company in December 1998 as Vice President, Health Enhancement Division and became Vice President of Fitness, Training and New Program Development in January 2004. Mr. Zwiefel was named Senior Vice President, Life Time University in March 2005. Mr. Zwiefel was named Executive Vice President of Operations in 2008, and Executive Vice President and Chief of Operations in October 2011. In October 2013, Mr. Zwiefel was named Executive Vice President and Chief Operating Officer. In April 2021, Mr. Zwiefel was named President and Chief Operating Officer. Mr. Zwiefel has over 35 years of comprehensive and diverse experience in the health, fitness and wellness industry. Prior to joining the Company in 1999, Mr. Zwiefel worked for over nine years with NordicTrack, Inc. where he served most recently as Vice President, Product Development.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
In this Compensation Discussion and Analysis section (“CD&A”), we provide an overview and analysis of the compensation paid to or earned by our principal executive officer, our current and former principal financial officers and our three other most highly compensated executive officers for fiscal year 2022 (collectively, the “Named Executive Officers”). The Compensation Committee believes that the 2022 compensation for our Named Executive Officers appropriately reflects their significant contributions to our improved performance in 2022 and the positioning of the Company for continued improvement in 2023, including the traction of our strategic and pricing initiatives and the diminishing negative impacts from the COVID-19 pandemic. The remainder of this CD&A summarizes compensation decisions from fiscal year 2022 and, where appropriate, highlights compensation adjustments that become effective in fiscal year 2023.
2022 Compensation Decisions
In 2022, we made significant progress in executing our strategic and pricing initiatives as our athletic country clubs recover from the adverse effects of the COVID-19 pandemic. With the leadership of our executive team, we:
•Increased our total revenue over $500 million to approximately $1.82 billion and our membership dues and enrollment fees by 38% to $1.25 billion, and we ended the year with approximately 725,200 center memberships – up about 11% from the same time last year.
•Enhanced our membership experience and engagement through our strategic initiatives, including Dynamic Personal Training, small group training such as Alpha, GTX and Ultra Fit, pickleball and our ARORA community which is focused on members aged 55 years and older.
•Implemented pricing initiatives and began to execute on our margin expansion initiatives.
•Opened 10 new athletic country clubs.
Even with the strong growth and momentum of our business in 2022, we did not quite reach our desired performance for the fourth quarter of 2022. The compensation for our Named Executive Officers in 2022 reflected this and other considerations:
•Consistent with Life Time’s transition to a public company in October 2021 and to better reflect individual contributions, internal equity and market competitiveness, the Board of Directors and Compensation Committee increased the base salaries and short-term incentive targets for our Named Executive Officers (other than Mr. Houghton) effective at the start of fiscal year 2022.
•At the beginning of the year, the Board of Directors and Compensation Committee implemented a short-term incentive plan based on the Company’s total revenue for the fourth quarter of 2022 with a qualifier based on fourth quarter Adjusted EBITDAR. The 2022 short-term incentive plan focused on the fourth quarter of 2022 to allow the Company to build momentum throughout 2022 as it emerged from the COVID-19 pandemic and to set the Company up for success in 2023 and beyond. The Company’s total revenue of $472.7 million in the fourth quarter of 2022 just missed the threshold level of performance for total revenue despite the Company’s Adjusted EBITDAR exceeding the qualifying level. As a result, our Named Executive Officers did not receive any payout under the short-term incentive plan for 2022.
•In recognition of his continued leadership, and in particular for his efforts and leadership in the integration of the Company’s real estate and construction departments, Mr. Javaheri was awarded and paid a special one-time cash bonus of $300,000.
•The Board of Directors and the Compensation Committee granted long-term incentive awards consisting of time-based stock options and time-based restricted stock units with a performance qualifier. The performance qualifier on the restricted stock units was based on the Company’s fourth quarter total revenue and Adjusted EBITDAR as detailed above. Because the Company did not achieve the threshold performance metric for total revenue, all of the restricted stock units granted to our Named Executive Officers as part of the 2022 long-term incentive program were forfeited.

•On March 11, 2022, the Compensation Committee granted Mr. Javaheri an award of 50,000 restricted stock units that vest ratably over four years from the grant date for increased retention.
While the Company did not meet the fourth quarter total revenue performance threshold for 2022, the Compensation Committee believes that our executive compensation program supports our philosophy of attracting, retaining, motivating and rewarding a high-caliber executive team. Further, the design of the incentive programs emphasizes growth in both revenue and profitability and emphasizes alignment with long-term stockholder interests via stock options and restricted stock units.
Transition of Chief Financial Officer
In August 2022, Thomas Bergmann gave notice of his intention to retire from the Company at the end of 2022, and to resign his position as Chief Financial Officer effective August 28, 2022. Effective upon this resignation, the Company appointed Robert Houghton as Executive Vice President and Chief Financial Officer. Mr. Bergmann continued as President at the Company until December 30, 2022, at his same compensation level. Upon his retirement, the Company and Mr. Bergmann entered into an agreement and general release and a consulting agreement pursuant to which Mr. Bergmann is continuing to provide financial and strategic consulting services to the Company of up to ten hours per quarter through March 31, 2026. See “—Employment and Severance Arrangements” below for additional details on the terms of Mr. Bergmann’s retirement.
In connection with the commencement of Mr. Houghton’s employment, the Company entered into an employment agreement with Mr. Houghton, the form of which is substantially the same as the employment agreements entered into with the Company’s other executive vice presidents and pursuant to which Mr. Houghton receives or received:
•Annual base salary of $600,000;
•Target annual incentive opportunity equal to 66.67% of his base salary, with such amounts pro-rated for 2022;
•Cash sign-on bonus of $150,000, which was paid shortly following his commencement with the Company;
•Grant of $375,000 in stock options on August 30, 2022, which vest in four ratable annual installments; and
•Grant of 6,944 restricted stock units on August 30, 2022, which were to vest in four ratable annual installments, but were subject to the same performance qualifiers for the Company’s other Named Executive Officers as outlined above, and thus, were forfeited.
DETAILS OF OUR 2022 EXECUTIVE COMPENSATION PROGRAM
Named Executive Officers
Our Named Executive Officers for the year ended December 31, 2022 are:

NAME	TITLE
Bahram Akradi	Founder, Chairman and Chief Executive Officer
Thomas Bergmann	Former President and Chief Financial Officer
Robert Houghton	Executive Vice President and Chief Financial Officer
Jeff Zwiefel	President and Chief Operating Officer
Eric Buss	Executive Vice President and Chief Administrative Officer
Parham Javaheri	Executive Vice President and Chief Property Development Officer
Compensation Philosophy, Objectives and Rewards
Our executive compensation program has been designed to motivate, reward, attract and retain high-caliber executives responsible for driving our success.
What We Reward: We seek to inspire individuals across our communities to select Life Time as their definitive source for the best Healthy Way of Life experiences – both physically and digitally – via our athletic country clubs, best-in-class programs, services, content and media, robust digital platform and portfolio of athletic events. Our Named Executive Officers are primarily responsible for delivering on this vision. Our compensation program is designed to reward short-term and long-term Company performance, and we apply a strategic, principles-based approach to executive compensation in order to drive optimal business performance. The better our performance, the more value we can generate for stockholders, our employees whom we refer to as team members, and our community.

What We Emphasize: Because our team members, including our Named Executive Officers, drive our ability to excel, we provide competitive compensation packages that are intended to motivate, reward, attract and retain key talent and to encourage our executives to drive long-term stockholder value. A material portion of such compensation packages emphasizes performance-based compensation that is dependent upon achievement of our strategic and operational business objectives. We align our Named Executive Officers’ interests with those of stockholders by requiring achievement of quantitative goals and applying value-driven performance expectations.
Our executive compensation program seeks to align compensation with our short-and long-term objectives, business strategy and financial performance which, in turn, aligns our Named Executive Officers’ interests with long-term stockholders’ interests. Our compensation objectives are designed to support these goals by a principles-based approach that includes:

COMPENSATION OBJECTIVE	PRINCIPLED APPROACH
Stakeholder Alignment	Company and individual performance goals intended to clearly support our long-term vision and align compensation with the interests of stakeholders. We have also adopted stock ownership guidelines for our NEOs and other executives so that our executives will experience the same downside risk and upside potential as our stockholders experience. See “Stock Ownership Guidelines” above.
Competitiveness	We intend to attract and retain the highest caliber of executives and other team members. As part of this effort, we pay competitively to our market for talent and differentiate pay for the highest performers.
Performance-Based Awards	Through our compensation program, we strive to balance interests and drive superior Company performance. By committing to directly connecting incentive compensation with short-term corporate objectives as well as long-term growth, we seek to achieve sustained value for our stakeholders over time.
Risk Mitigation	Our compensation program supports a culture based on accountability through the use of performance metrics that are intended to be difficult, yet obtainable with hard work, and without directly or indirectly promoting irresponsible or excessive risk-taking.
Pay Equity	We believe in the power of equitable pay and are working to improve pay equity in our compensation program reviews.
Transparency	We believe in transparency for our compensation program, including its design and outcomes.
Integrity	We believe in integrity in operating our business and reporting our business results, and have adopted an executive incentive compensation recovery, or clawback, policy, which we intend to amend in 2023 to comply with the final NYSE and SEC rules. See “Executive Incentive Compensation Recovery Policy” above.
Determination of Compensation
The Compensation Committee administers the executive compensation program relating to our executive officers in qconsultation with Mr. Akradi (other than with respect to his own compensation, which is reviewed and administered by the Board of Directors). The Compensation Committee assesses the performance of our executives in connection with approving any changes to executive compensation. The Compensation Committee also determines the short-term incentive program in which our executives participate, including setting corporate goals and objectives that are consistent with our executive compensation philosophy and, in consultation with the Audit Committee, determining whether such goals and objectives were met for the year.
Role of the Board of Directors and the Compensation Committee. The Board of Directors is responsible for determining the compensation of the Founder, Chairman and Chief Executive Officer in consultation with and based on recommendations from the Compensation Committee, and the Compensation Committee generally oversees the executive compensation program for our other executives, including our other Named Executive Officers.
Role of the Compensation Consultant. The Board of Directors has engaged Willis Towers Watson, an independent compensation consulting firm, since April 2021. Willis Towers Watson reports directly to the Compensation Committee and provides guidance regarding the amount and types of compensation that we provide to our executives, how our compensation practices compare to the compensation practices of other publicly traded companies and other compensation-related matters. Willis Towers Watson also provides property and construction risk and insurance brokerage services to the Company. For 2022, the fees for such brokerage services were approximately $275,000.

Role of Management. In setting and adjusting compensation for 2022, our Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer worked closely with the Board of Directors and the Compensation Committee to determine appropriate levels of pay and the annual incentives and performance goals under our 2022 short-term and long-term incentive programs. Our CEO makes recommendations to the Board of Directors regarding compensation changes for our executive officers (other than himself) because of his daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his own compensation package.
Compensation Program Risk Assessment. Our management team and the Compensation Committee each play a role in evaluating any risk that may exist relating to our compensation plans, practices and policies for our team members, including our Named Executive Officers. In 2022, our management team, in conjunction with Willis Towers Watson, performed an assessment of our compensation plans, practices and policies and concluded that the Company’s compensation plans, practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed this report and agreed with the conclusion.
2021 Say-on-Pay Vote. We held an advisory (non-binding) vote to approve the Company’s named executive officer compensation (referred to as the “Say-on-Pay Vote”) at our 2021 annual meeting of stockholders. Over 95% of the shares voted were voted in favor of our Say-on-Pay Vote. Our Compensation Committee considered the result of this advisory vote to be an endorsement of our compensation program, policies, practices and philosophy for our Named Executive Officers. Our Compensation Committee will continue to consider the outcome of our Say-on-Pay Votes and our stockholders’ views when making compensation decisions for our Named Executive Officers.
Frequency of Say-on-Pay Vote. We held an advisory (non-binding) vote at our 2021 annual meeting of stockholders on whether the frequency of the Say-on-Pay Vote should be every one, two or three years. Our stockholders overwhelming approved holding the Say-on-Pay Vote every year. On May 10, 2022, following the 2021 annual meeting and in light of the stockholders’ recommendation, the Board of Directors approved holding the Say-on-Pay Vote annually.
Use of Comparative Market Data. The Compensation Committee assesses the competitiveness of each element of each executive officer’s total direct compensation against an executive pay peer group, which has been established in accordance with recommendations by Willis Towers Watson and provides market reference points for compensation comparison purposes. The peer group utilized by the Compensation Committee and Willis Towers Watson for 2022 consisted of the following companies:

Hilton Worldwide Holdings Inc.	Peloton Interactive, Inc.	Six Flags Entertainment Corp.
Hyatt Hotels Corporation	Planet Fitness, Inc.	Vail Resorts, Inc.
Lululemon Athletica Inc.	RH	WW International, Inc.
Marriott Vacations Worldwide Corp.	Royal Caribbean Cruises Ltd.	Wyndham Hotels & Resorts, Inc.
Mister Car Wash, Inc.	SeaWorld Entertainment, Inc.	Wynn Resorts, Limited
In developing this peer group, Willis Towers Watson considered a number of factors, including:
•Size and Complexity of the organization based on revenue and market capitalization;
•Our Market for Talent (companies from which we source and potentially lose executive talent); and
•Company Characteristics such as companies with a focus on hospitality, premium lifestyle brand recognition, multi-operating units and subscription-based revenue generation, and organizations focused on health and wellness.
The Compensation Committee does not establish compensation levels solely based on a review of competitive data. However, it believes such data is a meaningful input to the Company’s compensation policies and practices in order to motivate, attract and retain qualified executive officers. The Compensation Committee also considers a number of other factors, including Company performance relative to our stakeholder priorities, each executive’s impact and criticality to our strategy and mission, relative scope of responsibility and potential, individual performance and demonstrated leadership and internal equity pay considerations.

Elements of Our Executive Compensation Program
Our executive compensation program consists of the elements highlighted in the table below, each established to achieve the compensation objective specified below. We view each component of our executive compensation program as related but distinct, and we also intend to regularly reassess the total compensation of our Named Executive Officers to meet our overall compensation objectives. Not all components have been provided to all Named Executive Officers. In addition, we have determined the appropriate level for each compensation component derived in part, but not exclusively, on our understanding of the competitive market based on the experience of members of the Board of Directors and the Compensation Committee and consistent with our recruiting and retention goals, the length of service of our Named Executive Officers, our overall performance and other considerations we consider appropriate for setting compensation.
We do not currently have, and we do not expect to have, formal policies relating to the allocation of total compensation among the various elements of our compensation program.

COMPENSATION ELEMENT	COMPENSATION OBJECTIVES DESIGNED TO BE ACHIEVED AND KEY FEATURES
Base Salary	Attracts and retains key talent by providing base cash compensation at competitive levels
Short-Term Incentive	Provides short-term incentives based on annual or shorter performance
Long-Term Incentive	Provides long-term incentives to drive financial and operational performance and align our executives’ interests with our stockholders’ interests
Health and Welfare Benefits and Perquisites	Supports key talent through the provision of reasonable and competitive benefits
Deferred Compensation and Other Retirement Benefits	Attracts and retains key talent by providing vehicles to plan for the future
Employment and Severance Arrangements	Retains key talent through the provision of protections in the event of certain qualifying terminations or corporate events
Base Salary
The base salaries of our Named Executive Officers are an important part of their total compensation package and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. We intend to continue to evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our Named Executive Officers with those of our stockholders. As such, from time-to-time, we may adjust base salaries to remain aligned with our desired competitive positioning in the competitive marketplace and/or as we determine is in the best interests of our business and stakeholders, including the adjustments we made for our Named Executive Officers in 2022.
The following table sets forth the annualized base salaries for our Named Executive Officers for fiscal years 2022 and 2021:

NAMED EXECUTIVE OFFICER	FISCAL YEAR 2022 (1)	FISCAL YEAR 2021
Bahram Akradi (2)	$1,500,000	$50,000
Thomas Bergmann	$900,000	$750,000
Robert Houghton	$600,000	N/A
Jeffrey Zwiefel	$900,000	$750,000
Eric Buss	$750,000	$600,000
Parham Javaheri	$675,000	$600,000

(1)The Named Executive Officers agreed that the increases in their base salaries would begin effective in 2022 notwithstanding the IPO effectiveness date in their respective employment agreements.
(2)Mr. Akradi agreed to forego his base salary exceeding $50,000 and his entire bonus for fiscal year 2021. In recognition of these cash compensation forfeitures, Mr. Akradi received grants of equity awards.
The Compensation Committee approved the adjustments for the Named Executive Officers’ base salaries not only to achieve desired market competitive positioning and a reasonable mix of total direct compensation, but also to promote proper collaboration and teamwork among the leadership team.

Short-Term Incentive Compensation
We consider short-term incentive compensation to be an important component of our total compensation program and it provides incentives necessary to retain executive officers. We use short-term incentive compensation to motivate our executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals.
Similar to the adjustments made to the base salaries of our Named Executive Officers effective in 2022 as described immediately above in “—Base Salary,” the Compensation Committee approved adjustments for the Named Executive Officers’ target short-term incentive opportunities beginning in 2022. The following table sets forth the target short-term incentive opportunities for our Named Executive Officers for fiscal years 2022 and 2021:

NAMED EXECUTIVE OFFICER	FISCAL YEAR 2022	FISCAL YEAR 2021
Bahram Akradi (1)	$3,000,000	$0
Thomas Bergmann	$600,000	$400,000
Robert Houghton (2)	$138,082	N/A
Jeffrey Zwiefel	$600,000	$400,000
Eric Buss	$500,000	$400,000
Parham Javaheri	$450,000	$200,000

(1)Mr. Akradi agreed to forego his base salary exceeding $50,000 and his entire bonus for fiscal year 2021. In recognition of these cash compensation forfeitures, Mr. Akradi received grants of equity awards.
(2)As noted in “—Transition of Chief Financial Officer” above, the amount for Mr. Houghton has been pro-rated based on his start date of August 28, 2022.
For our 2022 short-term incentive program, our Named Executive Officers were eligible to receive cash bonuses based on the Company’s achievement of specified total revenue targets for the fourth quarter of 2022, with an Adjusted EBITDAR qualifier (the “2022 Bonus Program”). Under the 2022 Bonus Program, our Named Executive Officers were eligible for a bonus amount in connection with the achievement of certain specified threshold, target and/or maximum total revenue levels for the fourth quarter of 2022; provided, that if the Company’s Adjusted EBITDAR in the fourth quarter of 2022 were not equal to or greater than a specified threshold, then no bonus amount would be paid to our Named Executive Officers under the 2022 Bonus Program no matter the Company’s total revenue in the fourth quarter of 2022. Payouts under the 2022 Bonus Program were to be determined using linear interpolation if achievement fell between threshold and target or target and maximum levels. If the threshold total revenue level were not achieved for fiscal 2022, no bonuses were to have been paid out under the 2022 Bonus Program. If the maximum total revenue targets were exceeded, participants would still only be eligible to receive payouts equal to their maximum bonus opportunity.
The Compensation Committee, in coordination with the Audit Committee, determined that the Company’s total revenue for the fourth quarter of 2022 fell just short of the threshold performance level under the 2022 Bonus Program while the Company’s Adjusted EBITDAR for the fourth quarter of 2022 exceeded the qualifying threshold. Each Named Executive Officer therefore received no payment under the 2022 Bonus Program.

	FISCAL YEAR 2022
NAMED EXECUTIVE OFFICER	THRESHOLD	TARGET	MAXIMUM	ACTUAL PAYOUT
Short-Term Cash Incentive Opportunity and Actual Payout
Bahram Akradi	$1,500,000	$3,000,000	$4,500,000	$0
Thomas Bergmann	$300,000	$600,000	$900,000	$0
Robert Houghton (1)	$69,041	$138,082	$207,123	$0
Jeffrey Zwiefel	$300,000	$600,000	$900,000	$0
Eric Buss	$250,000	$500,000	$750,000	$0
Parham Javaheri	$225,000	$450,000	$675,000	$0
(1)As noted in “—Transition of Chief Financial Officer” above, the amounts for Mr. Houghton have been pro-rated based on his start date of August 28, 2022.

In recognition of his continued leadership, and in particular for his efforts and leadership in the integration of the Company’s real estate and construction departments, Mr. Javaheri was awarded and paid a special one-time cash bonus of $300,000 in 2022.
Long-Term Incentive Compensation
We view long-term incentive or equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our executives, provides an incentive to contribute to the continued growth and development of our business and aligns the interest of our executives with those of our stockholders.
We have historically used a combination of stock options (both time and performance-based), restricted stock units (both time and performance-based) and, on occasion, restricted stock as equity incentive vehicles. Because our executive officers are able to benefit from stock options only if the market price of our common stock increases relative to the option’s exercise price, we believe stock options provide meaningful incentives to our executive officers to achieve increases in the value of our stock over time, while restricted stock units and restricted stock promote performance, direct ownership and retention. Granting equity awards emphasizes our commitment to “at risk” compensation and we believe stock options and restricted stock unit awards that are performance-based and/or time-based are an effective tool for meeting our compensation goal of increasing long-term stockholder value and tying the receipt of the shares underlying such awards to our future performance.
Upon consummation of our initial public offering (“IPO”) in October 2021 and expiration of the lock-up period related to the IPO in April 2022, pursuant to their terms, all outstanding options held by our Named Executive Officers that were granted in 2020 or earlier became fully vested (if not already fully vested) and exercisable. In determining equity awards, the Compensation Committee and the Board of Directors considered the potential impact that the vesting and exercisability of these awards could have on our ability to retain our Named Executive Officers.
In fiscal year 2022, we provided a combination of stock options and restricted stock units for our Named Executive Officers under our 2021 Incentive Award Plan (the “2021 Plan”). Approved grants of options and restricted stock units to each Named Executive Officer in 2022 were as follows:

	FISCAL YEAR 2022 EQUITY AWARDS
NAMED EXECUTIVE OFFICER	STOCK OPTIONS	RESTRICTED STOCK UNITS
Bahram Akradi	508,130	166,667	(1)
Thomas Bergmann	101,626	41,667
Robert Houghton (2)	49,212	6,944
Jeffrey Zwiefel	101,626	41,667
Eric Buss	84,688	34,722
Parham Javaheri	76,220	81,250	(3)
(1)Mr. Akradi voluntarily forfeited $750,000 of the value of his equity award that he was eligible to receive under his CEO Offer Letter (as defined below).
(2)As noted in “—Transition of Chief Financial Officer” above, Mr. Houghton received awards of stock options and restricted stock units on August 30, 2022 as part of his joining the Company.
(3)These restricted stock units reflect 31,250 restricted stock units awarded to Mr. Javaheri in connection with our 2022 long-term incentive award program and 50,000 awarded to Mr. Javaheri in March 2022 after the Compensation Committee considered the desire for increased retention for Mr. Javaheri. The 50,000 restricted stock units vest ratably on an annual basis over four years and are not subject to the performance conditions described below.
The stock options vest ratably on an annual basis over four years.
The restricted stock unit awards provided opportunities for important performance features. Specifically, the restricted stock unit awards used both time- and performance-based features to emphasize financial performance and long-term value creation. Additionally, the number of restricted stock unit awards granted to our Named Executive Officers for the 2022 long-term incentive program was based on the IPO price per share of $18.00 rather than the current market value on the date of grant of $14.53. If the performance metrics of total revenue and Adjusted EBITDAR for the fourth quarter of 2022 were achieved in full or in part, then the restricted stock units would have vested ratably on an annual basis over four years. However, as described above, the Company’s fourth quarter 2022 total revenue did not equal or exceed the threshold amount, and thus, the restricted stock units were forfeited.

2023 Compensation Changes
The Board of Directors and Compensation Committee made certain changes to our compensation program for fiscal year 2023, including:
•    Our 2023 short-term incentive program is based on full year Adjusted EBITDA as publicly reported. We issued restricted stock units at the respective target amounts for our NEOs based on our closing stock price on the grant date, which restricted stock units will vest (or not) upon determination of our Adjusted EBITDA for 2023, with any performance exceeding target to be paid by issuing shares of our common stock having a grant date fair value equal to such excess.
•    The structure and design of our 2023 long-term incentive program are similar to 2022 with time- and performance-based vesting, except that the performance-based vesting feature for the restricted stock units will be based on our full year Adjusted EBITDA for 2023 as publicly reported.
Health and Welfare Benefits and Perquisites
All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:
•medical, dental and vision benefits;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•life insurance.
These benefits are provided to our Named Executive Officers on the same general terms as they are provided to all of our full-time U.S. employees.
We also provide executive disability insurance to certain executives, including our Named Executive Officers, as well as executive physicals to our Named Executive Officers and certain of their significant others. Certain of our Named Executive Officers also receive usage of a Company car (or a car allowance that we discontinued in March 2022), a phone allowance and remote working, or “home connectivity”, allowances. Phone allowance for our Named Executive Officers includes a phone stipend paid monthly. The home connectivity allowances were eliminated in 2022 for our Named Executive Officers other than Mr. Akradi. Home connectivity for Mr. Akradi includes a high-speed network providing seamless integration of the computing and telephonic environments at Mr. Akradi’s home offices with those of our corporate headquarters, including the ability to use his home offices as a full-service remote location for business meetings. Mr. Akradi also receives the benefit of using a portion of a Company administrative assistant’s time for his personal financial and administrative matters. The Board of Directors also approved in 2021 to pay for Mr. Akradi’s HSR filing fee that was required due to his ownership of the Company’s common stock, and the associated tax gross-up, which payments were accrued and made in 2022 when the filing was submitted.
In addition to the benefits described above, our Named Executive Officers received perquisites for which there was no incremental cost to us. These perquisites include use of company tickets to certain entertainment events, minor personal travel expenses associated with travel and lodging for which the purpose of the trip was primarily business-related and de minimis use of the Company’s support staff for assistance with personal matters.
In addition, we maintain aircraft that are used primarily for business air travel by our executive officers. From time to time, Mr. Akradi may use the Company aircraft for personal air travel. In 2022, Mr. Bergmann also had limited personal use of the aircraft that he had owned 50/50 with the Company until he sold his interest to the Company in October 2022. Further, personal guests accompanied Mr. Akradi and the other Named Executive Officers from time to time while they utilized our aircraft for business-related purposes. However, there were no incremental costs for such guest travel.
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be subject to periodic review by the Compensation Committee.

Tax Gross-Ups
Each of our Named Executive Officers receives a tax gross-up associated with the use of a Company car provided to him. Mr. Akradi receives a tax gross-up associated with his use of Company administrative support for assistance with his personal financial and administrative matters and for taxes due related to our reimbursement of his HSR filing fee as described above. No other tax gross-ups are paid to the Named Executive Officers by the Company.
Deferred Compensation and Other Retirement Benefits
401(k) Plan
We currently maintain a 401(k) retirement savings plan for substantially all of our full-time employees who have at least six months of service and are at least 21 years of age, including our Named Executive Officers. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Under the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the prescribed annual limit, and contribute these amounts to the traditional 401(k) plan, or eligible employees may elect to make contributions up to the prescribed annual limit to the Roth 401(k) plan. The 401(k) plan provides a discretionary match by the Company, but no matching contributions are expected to be made to the 401(k) plan for 2022.
We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation policies.
Other Retirement Plans
We offer the Executive Nonqualified Excess Plan of Life Time Fitness, or Excess Plan, a non-qualified deferred compensation plan, for the benefit of employees whose projected compensation for the upcoming plan year would meet or exceed the IRS limit for determining highly compensated employees. Mr. Zwiefel is the only Named Executive Officer who participated in the Excess Plan in 2022.
Employees eligible to participate in the Excess Plan, including but not limited to our executives, may elect to defer up to 50% of their annual base salary and/or annual bonus earnings to be paid in any coming year. The investment choices available to participants under the non-qualified deferred compensation plan are of the same type and risk categories as those offered under our 401(k) plan and may be modified or changed by the participant or us at any time. Participants are generally eligible to receive distributions of their accounts as in-service payments or upon a separation from service. The Company may elect to make matching contributions, which vest in four ratable installments and which will accelerate and vest in the event of a participant’s qualifying separation from service, including by reason of death, disability or qualifying retirement. Distributions can be paid out as a lump sum or in annual installments over a term of up to 10 years. We did not make any matching contribution to this plan during 2022. See “Nonqualified Deferred Compensation Table” for further information regarding the Excess Plan.
Employment and Severance Arrangements
We are party to offer letters and/or employment agreements with each of our Named Executive Officers. We entered into a new offer letter with our CEO and new employment agreements with each of our other Named Executive Officers other than Mr. Houghton shortly before the completion of our IPO consistent with Life Time’s transition to a public company. We entered into an employment agreement with Mr. Houghton upon his hire effective on August 28, 2022, the form of which is substantially the same as the employment agreements entered into with the Company’s other executive vice presidents. For further discussion of these agreements, see “Named Executive Officer Employment Arrangements” below.
In connection with the retirement of Mr. Bergmann from the Company effective as of December 30, 2022, the Company entered into an agreement and general release and a consulting agreement with Mr. Bergmann. Pursuant to the consulting agreement, Mr. Bergmann agreed to continue to provide financial and strategic consulting services to the Company of up to ten hours per quarter through March 31, 2026. As a result, his outstanding equity-based awards will continue to vest and be exercisable, as applicable, in accordance with and subject to their terms. If Mr. Bergmann provides services to the Company through March 31, 2026, all of his outstanding equity awards that have time-based vesting will have vested and his stock options will continue to be exercisable for the remainder of their original terms notwithstanding the end of his service to the Company. If the consulting agreement is terminated before March 31, 2026 by Mr. Bergmann or by the Company for Cause (as defined below) or due to the death of Mr. Bergmann, such termination will result in the forfeiture of any remaining unvested equity awards at such time. His vested stock options at such time would continue to be exercisable for the remainder of their original terms notwithstanding such termination of service. If the Company were to terminate Mr. Bergmann’s services for convenience before March 31, 2026, any unvested stock options and unvested restricted stock units at the time of such termination would continue to vest and, together with his vested stock options, be exercisable, as applicable, in accordance with and subject to their terms notwithstanding such termination of service. Mr. Bergmann was also eligible to receive payment of his short-term incentive for 2022 based on actual results, which as discussed above, fell below the threshold performance and so no payment was made. The Company also agreed to pay the total cost of Mr. Bergmann’s continued health insurance benefits and his Life Time club membership through June 30, 2024. These benefits are contingent upon Mr. Bergmann not rescinding the agreement and general release and complying with certain restrictive covenants, including confidentiality, non-competition and non-solicitation.
For purposes of Mr. Bergmann’s consulting agreement, “Cause” means (i) repeated and willful or grossly negligent failure to perform his services under the agreement; (ii) his willful or grossly negligent violation of any material Company rule, procedure or policy applicable to his work under the agreement, or breach of any material non-disclosure, non-competition, non-solicitation or other similar agreement between the Company (or any parent, subsidiary or affiliate thereof) and him; (iii) his plea of nolo contendere to, or conviction of a felony or a crime of moral turpitude or involving fraud or dishonesty (other than minor traffic violations or similar offenses); (iv) the perpetration of any act of fraud, embezzlement or material dishonesty against or affecting the Company, any of its subsidiaries, or any customer, agent or employee thereof; (v) material breach of the agreement (or any other written agreement by and between him and the Company) by him; (vi) repeated insolent or abusive conduct towards agents, employees, or customers of the Company (including its parents, subsidiaries, and affiliates), including but not limited to, harassment of others of a racial or sexual nature; or (vii) engaging in any act of material self-dealing involving the Company or opportunities identified as a result of his performing work under the agreement or during his prior employment with the Company without prior notice to and consent by the Company, provided that the foregoing shall not constitute Cause unless Mr. Bergmann fails to cure the circumstances constituting Cause within 30 days after written notice.
Tax Considerations
As a general matter, the Board of Directors and/or the Compensation Committee review and consider the various tax and accounting implications of compensation programs we utilize.
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code (the “Code”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.
Section 280G of the Internal Revenue Code
Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.
Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, the Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Code generally limits, for U.S. corporate income tax purposes, the annual tax deductibility of compensation paid to certain current and former executive officers to $1 million. Although the Company believes that tax deductibility of executive compensation is an important consideration, the Compensation Committee may, in its judgment, nevertheless, authorize compensation payments that are not fully tax deductible in order achieve its compensation philosophy.
Accounting for Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with the requirements of Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” The Company also takes into consideration ASC Topic 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Stuart Lasher, Chair Bahram Akradi Jonathan Coslet John Danhakl David Landau
The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Summary Compensation Table – Fiscal Years 2022, 2021 and 2020
The following table contains information about the compensation earned by each of our Named Executive Officers during our last three completed fiscal years (except for Messrs. Houghton and Javaheri) ended December 31, 2022, 2021 and 2020.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)		STOCK AWARDS ($) (1)	OPTION AWARDS ($) (2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (3)	ALL OTHER COMPENSATION ($) (7) (8)	TOTAL ($)
Bahram Akradi	2022	1,472,116	—		2,421,672	3,749,999	—	434,677	8,078,464
Founder, Chairman & Chief Executive Officer	2021	50,000	—		23,931,794	—	—	17,949,424	41,931,218
	2020	230,769	—		—	—	—	154,860	385,629
Thomas Bergmann	2022	897,116	—		605,422	750,000	—	78,095	2,330,633
Former President & Chief Financial Officer	2021	747,115	1,150,000	(4)	1,415,492	3,633,904	600,000	25,608	7,572,119
	2020	600,000	500,000		—	—	—	16,836	1,116,836
Robert Houghton	2022	196,154	150,000	(5)	81,384	374,995	—	2,391	804,924
Executive Vice President & Chief Financial Officer
Jeffrey Zwiefel	2022	897,116	—		605,422	750,000	—	18,332	2,270,870
President & Chief Operating Officer	2021	747,115	—		1,415,492	3,633,904	600,000	21,508	6,418,019
	2020	600,000	500,000		—	—	—	12,327	1,122,327
Eric Buss	2022	747,116	—		504,511	624,997	—	22,660	1,899,284
Executive Vice President & Chief Administrative Officer	2021	598,077	—		1,050,792	3,483,902	600,000	30,502	5,763,273
	2020	500,000	225,000		—	—	—	23,332	748,332
Parham Javaheri	2022	673,558	300,000	(6)	1,021,563	562,504	—	19,169	2,576,794
Executive Vice President & Chief Property Development Officer	2021	596,154	—		1,264,199	2,525,641	300,000	30,143	4,716,137

(1)    Amounts reflect the full grant-date fair value of restricted stock units granted during fiscal 2022 and 2021 and, for Mr. Akradi, the full grant-date fair value of restricted Series A Preferred Stock granted during fiscal 2021, in each case computed in accordance with ASC Topic 718 rather than the amounts paid to or realized by the named individual. The restricted stock units granted as part of our 2022 long-term incentive award program were forfeited in full as discussed above under “—Long-Term Incentive Compensation.” We provide information regarding the assumptions used to calculate the value of all restricted stock unit awards made to executive officers in Note 10 to the consolidated financial statements included in our annual report on Form 10-K.
(2)    Amounts reflect the full grant-date fair value of stock options granted during fiscal 2022 and 2021 computed in accordance with ASC Topic 718 and based on the performance conditions for the 2021 stock options having been met. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in Note 10 to the consolidated financial statements included in our annual report on Form 10-K.
(3)    There were no payouts under the 2022 Bonus Program as discussed above under “—Short-Term Incentive Compensation.” Amounts for 2021 reflect (i) a payout in cash at the target amounts under the short-term incentive plan, (ii) a time-based restricted stock unit grant valued at the above target amount, as earned by each Named Executive Officer (excluding Mr. Akradi), plus (iii) a payout in cash amounting to the difference between the above target amount and the value of the restricted stock units granted, with the restricted stock units revalued at the average trading price of our common stock on the NYSE for the 20 trading days before the grant date.
(4)    Amount reflects special bonuses for a debt refinancing and our IPO paid to Mr. Bergmann in 2021.
(5)    Amount reflects the sign-on bonus paid to Mr. Houghton as described above under “—Transition of Chief Financial Officer.”
(6)    Amount reflects a retention bonus paid to Mr. Javaheri as described above under “—2022 Compensation Decisions.”
(7)    All Other Compensation for 2022 includes:

NAME	CAR ALLOWANCE / USE OF COMPANY CAR ($)	COMPANY CAR GROSS- UP ($)	PHONE ALLOWANCE ($)	PERSONAL USE OF COMPANY AIRCRAFT ($) (a)	HOME CONNECTIVITY ($)	EXECUTIVE LONG-TERM DISABILITY INSURANCE ($)	OTHER ($) (b)	TOTAL ($)
Bahram Akradi	19,714	10,059	1,757	136,943	3,747	2,220	260,237	434,677
Thomas Bergmann	10,875	4,449	793	11,292	—	2,220	48,466	78,095
Robert Houghton	962	539	150	—	—	740	—	2,391
Jeffrey Zwiefel	9,000	4,004	2,529	—	579	2,220	—	18,332
Eric Buss	12,000	5,332	2,529	—	579	2,220	—	22,660
Parham Javaheri	10,250	4,555	1,518	—	626	2,220	—	19,169

(a)    We determine the incremental costs of the personal use of Company aircraft based on the variable operating costs to us, which includes (i) aircraft fuel expenses; (ii) remote hangar, landing, ramp, and airport fees; (iii) customs, foreign permit and similar fees; (iv) crew travel expenses; (v) supplies and catering; and (vi) passenger ground transportation. Flights where there are no passengers on Company aircraft (so-called “deadhead” flights) are allocated to the executive when in connection with personal use. Because Company aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as aircraft permanent hangar rent, insurance, depreciation and pilot salaries.
(b)    Includes (i) $80,218, which consists of the costs of personal administrative support provided to Mr. Akradi including the associated tax gross-up of $36,580, (ii) $180,019, which consists of the HSR filing fee for Mr. Akradi including the associated tax gross-up of $55,019 and (iii) $48,466, which consists of the value associated with the continued provision of health benefits based on the 2022 premiums for insurance and the value of a continued club membership, in each case for eighteen months, that is being provided to Mr. Bergmann in connection with his retirement.
(8)     All Other Compensation for 2021 has been increased for Messrs. Akradi, Buss and Javaheri from what was reported in the Company’s proxy statement last year due to a 401(k) match by the Company that was made for 2021 after the Company filed its proxy statement last year.

Grants of Plan-Based Awards in Fiscal 2022
The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2022 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal 2022.

NAME	GRANT DATE	APPROVAL DATE (1)	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (2)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (3)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($) (8)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Bahram Akradi	N/A		1,500,000	3,000,000	4,500,000	—	—	—	—	—	—	—
	3/17/22		—	—	—	—	—	—	—	508,130 (4)	13.65	3,749,999
	4/6/22		—	—	—	83,334	166,667	166,667	—	—	—	2,421,672
Thomas Bergmann	N/A		300,000	600,000	900,000	—	—	—	—	—	—	—
	3/11/22	3/9/22	—	—	—	—	—	—	11,111 (5)	—	—	126,110
	3/17/22		—	—	—	—	—	—	—	101,626 (4)	13.65	750,000
	4/6/22		—	—	—	20,834	41,667	41,667	—	—	—	605,422
Robert Houghton	N/A		69,041	138,082	207,123	—	—	—	—	—	—	—
	8/30/22	8/28/22	—	—	—	—	—	—	—	49,212 (6)	11.72	374,995
	8/30/22	8/28/22	—	—	—	3,472	6,944	6,944	—	—	—	81,384
Jeffrey Zwiefel	N/A		300,000	600,000	900,000	—	—	—	—	—	—	—
	3/11/22	3/9/22	—	—	—	—	—	—	11,111 (5)	—	—	126,110
	3/17/22		—	—	—	—	—	—	—	101,626 (4)	13.65	750,000
	4/6/22		—	—	—	20,834	41,667	41,667	—	—	—	605,422
Eric Buss	N/A		250,000	500,000	750,000	—	—	—	—	—	—	—
	3/11/22	3/9/22	—	—	—	—	—	—	11,111 (5)	—	—	126,110
	3/17/22		—	—	—	—	—	—	—	84,688 (4)	13.65	624,997
	4/6/22		—	—	—	17,361	34,722	34,722	—	—	—	504,511
Parham Javaheri	N/A		225,000	450,000	675,000	—	—	—	—	—	—	—
	3/11/22	3/9/22	—	—	—	—	—	—	5,556 (5)	—	—	63,061
	3/111/22	3/9/22	—	—	—	—	—	—	50,000 (7)	—	—	567,500
	3/17/22		—	—	—	—	—	—	—	76,220 (4)	13.65	562,504
	4/6/22		—	—	—	15,625	31,250	31,250	—	—	—	454,063
(1)    The restricted stock units granted to the Named Executive Officers in connection with the 2021 short-term incentive plan were approved by the Board of Directors on March 9, 2022, and had a grant date effective as of March 11, 2022, which was the first date our blackout period ended under our insider trading compliance policy. Similarly, the restricted stock units granted to Mr. Javaheri were approved by the Board of Directors on March 9, 2022, and had a grant date effective as of March 11, 2022, which was the first date our blackout period ended under our insider trading compliance policy. The stock options and restricted stock units granted to Mr. Houghton in connection with his joining the Company were approved by the Board of Directors on August 28, 2022 and had a grant date effective as of August 30, 2022.
(2)    Represents threshold, target and maximum payouts under the 2022 Bonus Program. As noted in “—Transition of Chief Financial Officer” above, the amounts for Mr. Houghton have been pro-rated based on his start date of August 28, 2022.
(3)    These awards represent the number of restricted stock units that were granted on April 6, 2022 for the Named Executive Officers other than Mr. Houghton and that were granted on August 30, 2022 to Mr. Houghton, in each case under the 2021 Plan. These restricted stock unit awards were subject to performance qualifiers such that they were to be 100% forfeited if our total revenue and adjusted EBITDAR for the fourth quarter of 2022 did not equal or exceed the threshold amounts. Our total revenue for the fourth quarter of 2022 did not equal or exceed the threshold amount and accordingly these performance-based restricted stock units were fully forfeited.
(4)    These awards represent the number of stock options that were granted on March 17, 2022 under the 2021 Plan and which vest ratably on an annual basis over four years beginning on March 17, 2023.
(5)    These awards represent time-based restricted stock units granted to our Named Executive Officers other than Mr. Akradi and Mr. Houghton under the 2021 Plan. The restricted stock units were issued in connection with the 2021 short-term incentive plan as such Named Executive Officers voluntarily elected to receive the difference between target and maximum payout in a mix of cash and restricted stock units. These restricted stock units vest ratably on an annual basis over two years beginning on March 11, 2023.
(6)    These awards represent the number of stock options that were granted to Mr. Houghton on August 30, 2022 under the 2021 Plan and which vest ratably on an annual basis over four years beginning on August 30, 2023.
(7)    These awards represent time-based restricted stock units granted to Mr. Javaheri under the 2021 Plan that vest ratably on an annual basis over four years beginning on March 11, 2023.
(8)    The amount shown with respect to each award represents the grant date fair value of the award calculated using the assumptions described in footnotes (1) and (2) of the table included under “Summary Compensation Table—Fiscal Years 2022, 2021 and 2020.”

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
Named Executive Officer Employment Arrangements
Prior to the IPO, the Company had entered into employment agreements with certain of our Named Executive Officers. In connection with the IPO, the Company entered into a new offer letter with Mr. Akradi and new employment agreements with each of our other Named Executive Officers other than Mr. Houghton. In connection with his hiring, the Company entered into an employment agreement with Mr. Houghton effective as of August 28, 2022. The principal elements of each such offer letter and employment agreement with each of our Named Executive Officers are summarized below.

New Employment Arrangements
Bahram Akradi
Effective as of August 18, 2021, Mr. Akradi entered into an offer letter with the Company, which provided for Mr. Akradi’s continued employment as Chief Executive Officer and Chairman of the Board of Directors (the “CEO Offer Letter”). Pursuant to the CEO Offer Letter, commencing as of fiscal year 2022, Mr. Akradi is entitled to a base salary of $1,500,000, an annual performance bonus ranging from 0 – 300% of his base salary and annual equity grants with a target grant date value of at least $7,500,000 for fiscal years 2022 to 2024, subject to the discretion of the Board of Directors or Compensation Committee. In addition, the CEO Offer Letter provides that Mr. Akradi was eligible to receive an equity grant comprised of 50% stock options and 50% restricted stock units with a target grant date value of at least $5,000,000 as determined by the Board of Directors or the Compensation Committee; provided that, the value of such award may be adjusted depending on the price of the Company’s common stock in connection with the IPO. Such award was to vest over a period of four years in equal annual installments, subject to Mr. Akradi’s continued service through the applicable vesting date(s). Notwithstanding the foregoing, Mr. Akradi elected to voluntarily forego the receipt of such IPO equity grant.
Mr. Akradi is not entitled to severance payments or benefits under the CEO Offer Letter in connection with any termination of employment on or prior to August 18, 2024. In the event that Mr. Akradi’s employment is terminated by the Company without Cause or by Mr. Akradi for Good Reason following August 18, 2024, then, subject to Mr. Akradi’s execution of a release of claims and continued compliance with applicable restrictive covenants, he will be entitled to receive severance benefits that are at least as favorable as those generally provided to other senior executives of the Company as of the date of such termination. Furthermore, the CEO Offer Letter provides for a Section 280G “best net” cutback pursuant to which if payments or benefits received by Mr. Akradi in connection with a change in control constitute Section 280G excess parachute payments subject to the associated excise tax, the amount of payments received by him will be reduced to the extent such reduction would result in Mr. Akradi receiving a larger after-tax amount than if he received the full amount of the payments subject to the excise tax.
In connection with the CEO Offer Letter, Mr. Akradi also entered into an Employee Non-Competition Agreement (the “NCA”). Pursuant to the NCA, Mr. Akradi is subject to perpetual confidentiality and mutual non-disparagement covenants, and non-competition and non-solicit covenants through the later of (i) the 36-month anniversary of the IPO and (ii) the 24-month anniversary of Mr. Akradi’s termination of employment with the Company.
As an inducement for Mr. Akradi to enter the NCA and the CEO Offer Letter (including his agreement to forego the right to receive any severance benefits for the three-year period following the effectiveness of the CEO Offer Letter), we agreed to extinguish the loan under the loan agreement entered into by Mr. Akradi with us.
For purposes of the CEO Offer Letter, “Cause” means (a) commission of an act of material fraud or material dishonesty against the Company or any of its subsidiaries; (b) intentional refusal or willful failure to substantially carry out the lawful and reasonable instructions of the Board of Directors after receiving written notification of the failure from the Board of Directors (other than any such failure resulting from Mr. Akradi’s disability and excluding any failure to achieve a lawful and reasonable directive following the expenditure by Mr. Akradi of commercially reasonable best efforts); (c) commission of, indictment for, conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (d) gross misconduct in connection with the performance of Mr. Akradi’s duties; (e) improper disclosure of confidential information, which use or disclosure causes or could reasonably be expected to cause material harm to the Company or any of its subsidiaries; (f) failure to reasonably cooperate with the Company or any of its subsidiaries in any investigation or formal proceeding; or (g) Mr. Akradi’s material breach of the CEO Offer Letter, the NCA or any other written agreement or arrangement with the Company or any of its subsidiaries, provided that the foregoing shall not constitute Cause unless the Company first gives written notice to Mr. Akradi 30 days prior to termination for Cause, delineating the claimed breach and setting forth the Company’s intention to terminate his employment if such breach is not duly remedied within 30 business days, and Mr. Akradi fails to cure the condition within such 30-day period.
For purposes of the CEO Offer Letter, “Good Reason” means Mr. Akradi’s resignation following the occurrence, without his express, written consent, of one or more of the following conditions (whether by a single action or a series of actions): (a) a material reduction by the Company in Mr. Akradi’s title, duties, responsibilities, or authority as Chief Executive Officer of the Company; (b) a material reduction by the Company of Mr. Akradi’s annual base salary or target bonus, other than as part of a reduction affecting all or substantially all of the Company’s senior leadership team; or (c) the Company’s material breach of the CEO Offer Letter, provided that the foregoing shall not constitute Good Reason unless Mr. Akradi provides written notice to the Company of the event or condition giving rise to Good Reason within 30 days after its initial occurrence, such event or condition continues to exist on the 30th day following his provision of such notice to the Company and Mr. Akradi’s resignation is effective within 30 days following the end of such period.

Executive Employment Agreements
In connection with the IPO, the Company entered into new employment agreements with Messrs. Bergmann, Zwiefel, Buss and Javaheri, effective as of October 12, 2021, and in connection with his hiring, the Company entered into an employment agreement with Mr. Houghton, effective as of August 28, 2022 (the “Executive Employment Agreements”). In addition to providing for the increases to base salaries and target bonus opportunities as described above for the executive officers other than Mr. Houghton, the Executive Employment Agreements provide for a three-year initial term of employment with successive one-year automatic extensions of the term, provided that either party does not provide prior written notice of non-extension of the term (except for Mr. Bergmann’s Executive Employment Agreement, which provided for an indefinite at-will term of employment). Mr. Houghton’s Executive Employment Agreement provides for his base salary and target bonus opportunity, as well as his sign-on cash bonus and equity awards in connection with his commencement of employment, as described above.
Under the Executive Employment Agreements, each such executive is entitled to receive the same severance benefits as described below in their prior employment agreements (with Mr. Houghton entitled to receive severance benefits as described for Mr. Buss); provided, that each executive is now also entitled to receive the annual cash bonus he would have been entitled to receive had he remained employed until the end of the fiscal year (prorated for the period of active employment during the fiscal year) upon a termination due to death or Disability. The Executive Employment Agreements also provide for a Section 280G “best net” cutback and the executives are each subject to perpetual confidentiality and mutual non-disparagement covenants, and non-competition and non-solicit covenants through the 24-month anniversary (or 18-month anniversary for Mr. Bergmann) of his termination of employment with the Company. In connection with Mr. Bergmann’s retirement from the Company effective December 30, 2022, Mr. Bergmann is no longer entitled to these severance benefits and he agreed to extend his non-competition covenant through March 31, 2026. See “—Employment and Severance Arrangements” above for additional details on the benefits that Mr. Bergmann received in connection with his retirement, including the treatment of his equity awards following his resignation and in connection with any termination of the consulting services that Mr. Bergmann is continuing to provide to the Company.
For purposes of each Executive Employment Agreement (other than Mr. Bergmann’s), “Cause” means (i) repeated and willful or grossly negligent failure to perform the executive’s material duties on behalf of the Company; (ii) the executive’s willful or grossly negligent violation of any material Company rule, procedure or policy, or breach of any non-disclosure, non-competition, non-solicitation or other similar agreement between the Company (or any subsidiaries thereof) and the executive; (iii) the executive’s plea of nolo contendere to, or conviction of a felony, a crime of moral turpitude or a misdemeanor involving fraud or dishonesty (other than minor traffic violations or similar offenses) or that could reasonably be expected to result in material harm, whether business, financial, reputational or otherwise, to the Company or its subsidiaries; (iv) the perpetration of any act of fraud, embezzlement or material dishonesty against or affecting the Company, any of its subsidiaries, or any customer, agent or employee thereof; (v) material breach of fiduciary duty or material breach of the Executive Employment Agreement (or any other written agreement by and between the executive and the Company) by executive; (vi) repeated insolent or abusive conduct in the workplace, including but not limited to, harassment of others of a racial or sexual nature; or (vii) engaging in any act of material self-dealing without prior notice to and consent by the Board of Directors, provided that the foregoing shall not constitute Cause unless the executive fails to cure the circumstances constituting Cause within 30 days after written notice.
In the event of the executive’s arrest or indictment for a felony, crime or misdemeanor as described in the preceding clause (iii) in each Executive Employment Agreement, the Company shall have the right (but not the obligation) to suspend the executive without pay until either (a) a court of competent jurisdiction makes a final determination of the executive’s guilt or innocence or (b) the executive pleads nolo contendere to such alleged felony or crime; provided that if the court makes a final determination that the executive should be acquitted of such felony or crime, the Company shall either reinstate the executive and repay to him such withheld base salary or terminate his employment without Cause.
For purposes of each Executive Employment Agreement, “Disability” means the executive’s inability to perform on a full-time basis the duties and responsibilities of executive’s employment with the Company by reason of executive’s illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to executive and the Company, if such inability continues for an uninterrupted period of 90 days or more during any 365-day period. A period of inability shall be “uninterrupted” unless and until executive returns to full-time work from the above-referenced leave for a continuous period of at least 180 days, excluding vacation days or sick days taken for reasons unrelated to the illness or other physical or mental impairment or condition necessitating the above-referenced leave.
For purposes of each Executive Employment Agreement (other than Mr. Bergmann’s), “Good Reason” means (i) the Company has breached any material term(s) or material condition(s) of the Executive Employment Agreement; (ii) a requirement imposed by the Company on the executive that executive’s principal place of employment be anywhere other than within a 75 mile radius of the executive’s principal location, and the relocation results in a material change to the geographic location at which the executive performs services; (iii) a material reduction in the executive’s base salary or target bonus as then in effect, other than in connection with an across-the-board reduction affecting other similarly situated executives of the Company; or (iv) the Company has assigned duties and responsibilities to executive that are materially inconsistent with executive’s position, duties or responsibilities as set forth in the Executive Employment Agreement, such that there occurs a material reduction in executive’s duties, responsibilities or authority as set forth in the Executive Employment Agreement.
Prior Employment Agreements
Bahram Akradi
On October 6, 2015, we entered into an employment agreement with Mr. Akradi, pursuant to which Mr. Akradi was employed as Chief Executive Officer. The employment agreement was subsequently amended on December 20, 2016 (the original employment agreement and subsequent amendment are referred to as the “CEO Employment Agreement”). The CEO Employment Agreement provided for an initial term of employment through December 31, 2020, and Mr. Akradi continued to remain employed with us in accordance with its terms until the Company entered into a new offer letter with Mr. Akradi as summarized above.
Pursuant to the CEO Employment Agreement, Mr. Akradi was entitled to an initial base salary of $1,000,000 per year, an annual performance-based cash bonus, payable based on the achievement of specified company EBITDA goals established by the Board of Directors and a guaranteed annual bonus of $1,000,000 through the end of the term of the CEO Employment Agreement, which guaranteed bonus Mr. Akradi later voluntarily agreed to forego. In addition, the CEO Employment Agreement provided for an initial stock option award as well as performance-based restricted shares to be granted annually on April 1 of each year of 2016 to 2020. Pursuant to the CEO Employment Agreement, Mr. Akradi was granted restricted shares in 2016 and 2017, which have since fully vested. On November 13, 2017, in lieu of any future rights to restricted stock awards pursuant to the CEO Employment Agreement, Mr. Akradi and the Board of Directors mutually agreed that the outstanding restricted stock awards held by Mr. Akradi would accelerate and vest and Mr. Akradi would also receive 1,955,000 shares of our common stock.
Pursuant to the CEO Employment Agreement, Mr. Akradi was also subject to 18-month post-termination non-competition and non-solicitation covenants, as well as perpetual confidentiality and non-disparagement covenants.
Pursuant to the terms of the CEO Employment Agreement, the Company had certain obligations that became due in the event of termination. If Mr. Akradi’s employment was terminated by the Company other than for Cause (as defined below, and excluding death or disability) or by Mr. Akradi for Good Reason (as defined below), then in addition to any accrued amounts, subject to Mr. Akradi’s execution and non-revocation of a release of claims, Mr. Akradi would have been eligible to receive a severance payment equal to one-and-a-half times the sum of (a) his annual base salary, (b) his guaranteed bonus, or $1 million, and (c) his target annual cash bonus for the year in which termination occurs, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the 18-month period following termination. Notwithstanding the foregoing, if Mr. Akradi was terminated for Cause due to his indictment for (x) any serious or violent felony or (y) any crime involving dishonesty, fraud or unlawful behavior against or at the expense of the Company, and as of the 18-month anniversary of the date of his termination for Cause, Mr. Akradi had neither been convicted of, nor pled nolo contendere to, such felony or crime (or the indictment is withdrawn prior to such date, referred to as the “indictment end date”), Mr. Akradi would have been entitled to the severance payment set forth in the preceding sentence, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the 18-month period following the indictment end date.
Upon a termination due to death or disability, in addition to the accrued amounts, Mr. Akradi would have been eligible to receive, subject to the execution and non-revocation of a release of claims, (i) the annual cash bonus he would have been entitled to receive had he remained employed until the end of the fiscal year (prorated for the period of active employment during the fiscal year), and (ii) the annual cash bonus he would have been entitled to receive had he remained employed until the end of the fiscal year (prorated for the period of active employment during the fiscal year).
For purposes of the CEO Employment Agreement, “Cause” meant that Mr. Akradi had: (i) been convicted of, pleaded nolo contendere to or been indicted for, (A) any serious or violent felony or (B) any crime involving dishonesty, fraud or unlawful behavior against or at the expense of the Company; or (ii) engaged in gross negligence or willful misconduct in the performance of his duties, where such acts adversely affect the business affairs of the Company in a material way.

For purposes of the CEO Employment Agreement, “Good Reason” meant that, without Mr. Akradi’s express written consent, any of the following conditions shall have occurred, provided that none of the following conditions shall have constituted Good Reason unless Mr. Akradi first gave written notice to the Company within 90 days of the first occurrence of the condition, delineating the claimed breach and setting forth Mr. Akradi’s intention to terminate his employment if such breach was not duly remedied within 30 business days, and the Company failed to cure the condition within such 30-day period: (i) the Company breached any material term(s) or material condition(s) of the CEO Employment Agreement, which breach was not caused by Mr. Akradi; (ii) the Company relocated its executive offices outside of a 75 mile radius of its current location, and the relocation resulted in a material change to the geographic location at which Mr. Akradi performs services; or (iii) the Company assigned duties and responsibilities to Mr. Akradi that were materially inconsistent with Mr. Akradi’s position, duties and responsibilities as set forth in Section 2(b) of the CEO Employment Agreement, such that there occurred a material reduction in Mr. Akradi’s duties, responsibilities or authority as set forth in Section 2(b).
Thomas Bergmann
On January 29, 2016, we entered into an employment agreement with Mr. Bergmann (the “Former CFO Employment Agreement”), pursuant to which Mr. Bergmann was employed as President & Chief Financial Officer. The Former CFO Employment Agreement provided for an indefinite “at-will” term of employment.
Pursuant to the Former CFO Employment Agreement, Mr. Bergmann was entitled to a base salary of $600,000 per year and was eligible for an annual performance-based cash bonus, with an initial target bonus opportunity of $400,000. In addition, the Former CFO Employment Agreement provided for an initial stock option award of 1,200,000 options and Mr. Bergmann’s use of a Company car.
Mr. Bergmann was also subject to 18-month post-termination non-competition and non-solicitation covenants, as well as perpetual confidentiality and non-disparagement covenants.
Pursuant to the terms of the Former CFO Employment Agreement, the Company had certain obligations that became due in the event of termination. If Mr. Bergmann’s employment was terminated by the Company other than for cause (excluding death or disability) or by Mr. Bergmann for good reason, then in addition to any accrued amounts, subject to Mr. Bergmann’s execution and non-revocation of a release of claims, Mr. Bergmann would have been eligible to receive (i) a severance payment equal to one-half times the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, subject to certain limitations on the amount as set forth in the Former CFO Employment Agreement, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the six-month period following termination; provided, that if the severance payment were reduced pursuant to the terms of the Former CFO Employment Agreement, Mr. Bergmann would have been entitled to an additional lump sum severance payment equal to the amount of the reduction of such severance payment; (ii) an amount equal to the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, payable over the 12-month period commencing after the completion of any installment payments pursuant to clause (i) in substantially equal installments in accordance with the Company’s regular payroll practices; and (iii) continued COBRA coverage for up to 18 months. In connection with Mr. Bergmann’s retirement from the Company effective December 30, 2022, Mr. Bergmann is no longer entitled to these severance benefits. See “—Employment and Severance Arrangements” above for additional details on the benefits that Mr. Bergmann received in connection with his retirement, including the treatment of his equity awards following his resignation and in connection with any termination of the consulting services that Mr. Bergmann is continuing to provide to the Company.
Jeffrey Zwiefel
In March 2017, we entered into an employment agreement with Mr. Zwiefel (the “COO Employment Agreement”), pursuant to which Mr. Zwiefel was employed as Executive Vice President & Chief Operating Officer. The COO Employment Agreement provided for an indefinite “at-will” term of employment.
Pursuant to the COO Employment Agreement, Mr. Zwiefel was entitled to a base salary of $600,000 per year and was eligible for an annual performance-based cash bonus, with an initial target bonus opportunity of no less than $200,000. In addition, the COO Employment Agreement provided for Mr. Zwiefel’s use of a Company car.
Mr. Zwiefel was also subject to 18-month post-termination non-competition and non-solicitation covenants, as well as perpetual confidentiality and non-disparagement covenants.
Pursuant to the terms of the COO Employment Agreement, the Company has certain obligations that become due in the event of termination. If Mr. Zwiefel’s employment is terminated by the Company other than for Cause (as defined below, and excluding death or disability) or by Mr. Zwiefel for Good Reason (as defined below), then in addition to any accrued amounts, subject to Mr. Zwiefel’s execution and non-revocation of a release of claims, Mr. Zwiefel would be eligible to receive (i) a severance payment equal to one-half times the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, subject to certain limitations on the amount as set forth in the COO Employment Agreement, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the six-month period following termination; provided, that if the severance payment was reduced pursuant to the terms of the COO Employment Agreement, Mr. Zwiefel would be entitled to an additional lump sum severance payment equal to the amount of the reduction of such severance payment; (ii) an amount equal to the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, payable over the 12-month period commencing after the completion of any installment payments pursuant to clause (i) in substantially equal installments in accordance with the Company’s regular payroll practices; and (iii) continued COBRA coverage for up to 18 months.
Upon a termination due to death or disability, in addition to the accrued amounts, Mr. Zwiefel is eligible to receive, subject to the execution and non-revocation of a release of claims, the annual cash bonus he would have been entitled to receive had he remained employed until the end of the fiscal year (prorated for the period of active employment during the fiscal year).
For purposes of the COO Employment Agreement, “Cause” means that Mr. Zwiefel has: (i) been convicted of, pleaded nolo contendere to or been indicted for, (A) any serious or violent felony or (B) any crime involving dishonesty, fraud or unlawful behavior against or at the expense of the Company; or (ii) engaged in gross negligence or willful misconduct in the performance of his duties, where such acts adversely affect the business affairs of the Company in a material way, provided that the foregoing shall not constitute Cause unless the Company first gives written notice to Mr. Zwiefel within 60 days of the first occurrence of the condition, delineating the claimed breach and setting forth the Company’s intention to terminate his employment if such breach is not duly remedied within 30 business days, and Mr. Zwiefel fails to cure the condition within such 30-day period.
For purposes of the COO Employment Agreement, “Good Reason” means that, without Mr. Zwiefel’s express written consent, any of the following conditions occur, provided that none of the following conditions shall constitute Good Reason unless Mr. Zwiefel first gives written notice to the Company within 60 days of the first occurrence of the condition, delineating the claimed breach and setting forth Mr. Zwiefel’s intention to terminate his employment if such breach is not duly remedied within 30 business days, and the Company fails to cure the condition within such 30-day period: (i) the Company has breached any material term(s) or material condition(s) of the COO Employment Agreement, which breach was not caused by Mr. Zwiefel; (ii) the Company relocates its executive offices outside of a 75 mile radius of its current location, and the relocation results in a material change to the geographic location at which Mr. Zwiefel performs services; (iii) the Company has reduced, with respect to a fiscal year, the sum of Mr. Zwiefel’s annual base salary and target annual cash bonus (other than a reduction to his base salary which is part of a Company-wide reduction in base salaries applicable to similarly situated employees, but which does not exceed 10% of his base salary at the time of the reduction); or (iv) the Company has assigned duties and responsibilities to Mr. Zwiefel that are materially inconsistent with Mr. Zwiefel’s position, duties and responsibilities as set forth in Section 2(b) of the COO Employment Agreement, such that there occurs a material reduction in Mr. Zwiefel’s duties, responsibilities or authority as set forth in Section 2(b).
Eric Buss
In October 2016, we entered into an employment agreement with Mr. Buss (the “Buss Employment Agreement”), pursuant to which Mr. Buss was employed for an indefinite “at-will” term of employment as the Company’s Executive Vice President & Chief Compliance Officer.
Pursuant to the Buss Employment Agreement, Mr. Buss was entitled to a base salary of $500,000 per year and was eligible for an annual performance-based cash bonus, with an initial target bonus opportunity of $150,000. In addition, the Buss Employment Agreement provided for a stock option award of 750,000 options and Mr. Buss’ use of a Company car.
Mr. Buss was also subject to an 18-month post-termination non-compete covenant and 12-month post-termination non-solicitation covenants, as well as perpetual confidentiality and non-disparagement covenants.
Pursuant to the terms of the Buss Employment Agreement, the Company has certain obligations that become due in the event of termination. If Mr. Buss’ employment is terminated by the Company other than for Cause (as defined below, and excluding death or disability) or by Mr. Buss for Good Reason (as defined below), then in addition to any accrued amounts, subject to Mr. Buss’ execution and non-revocation of a release of claims, Mr. Buss would be eligible to receive (i) a severance payment equal to one-half times the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, subject to certain limitations on the amount as set forth in the Buss Employment Agreement, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the six-month period following termination; provided, that if the severance payment is reduced pursuant to the terms of the Buss Employment Agreement, Mr. Buss would be entitled to an additional lump sum severance payment equal to the amount of the reduction of such severance payment; (ii) an amount equal to the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, payable over the

12-month period commencing after the completion of any installment payments pursuant to clause (i) in substantially equal installments in accordance with the Company’s regular payroll practices; and (iii) continued COBRA coverage for up to 18 months.
For purposes of the Buss Employment Agreement, “Cause” has the same general meaning as in the Former CFO Employment Agreement.
For purposes of the Buss Employment Agreement, “Good Reason” means that, without Mr. Buss’s express written consent, any of the following conditions occur, provided that none of the following conditions shall constitute Good Reason unless Mr. Buss first gives written notice to the Company within 90 days of the first occurrence of the condition, delineating the claimed breach and setting forth Mr. Buss’ intention to terminate his employment if such breach is not duly remedied within 30 business days, and the Company fails to cure the condition within such 30-day period: (i) the Company has breached any material term(s) or material condition(s) of the Buss Employment Agreement, which breach was not caused by Mr. Buss; (ii) the Company relocates its executive offices outside of a 75 mile radius of its current location, and the relocation results in a material change to the geographic location at which Mr. Buss performs services; (iii) the Company has reduced, with respect to a fiscal year, the sum of Mr. Buss’ annual base salary and target annual cash bonus (other than a reduction to his annual base salary which is part of a Company-wide reduction in base salaries applicable to similarly situated employees, but which does not exceed 10% of his base salary at the time of the reduction) or (iv) the Company has assigned duties and responsibilities to Mr. Buss that are materially inconsistent with Mr. Buss’ position, duties and experience, such that there occurs a material reduction in Mr. Buss’ duties, responsibilities or authority as set forth in Section 2(b) of the Buss Employment Agreement.
Equity Awards
Outstanding stock options granted prior to 2021 pursuant to the 2015 Equity Incentive Plan to the Named Executive Officers all vested prior to or in connection with the IPO and became exercisable on April 4, 2022, other than with respect to Mr. Akradi whose stock options became exercisable effective upon the IPO.
Stock options granted in 2021 pursuant to the 2015 Equity Incentive Plan prior to the IPO do not accelerate vesting upon a change in control or a termination of employment for any reason. However, the Compensation Committee may exercise discretion to accelerate vesting of awards or allow awards to continue to vest post-termination.
Stock options and restricted stock unit awards granted to the Named Executive Officers under the 2021 Plan provide that if the executive’s employment is terminated without “cause” within 12 months after a change in control, all awards will be fully vested. Otherwise, vesting will not accelerate upon a change in control or for any other termination of employment; however, the Compensation Committee may exercise discretion to accelerate vesting of awards or allow awards to continue to vest post-termination.

Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2022.

	OPTION AWARDS							STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (1)
Bahram Akradi	10/6/15	9,388,000	(2)	—		10.00	10/6/2025	—		—	—		—
	3/17/22	—		508,130	(3)	13.65	3/17/2032	—		—	—		—
	4/6/22	—		—		—	—	—		—	166,667	(4)	1,993,337
Thomas Bergmann	6/8/16	1,200,000	(5)	—		10.00	6/8/2026	—		—	—		—
	5/3/21	162,500	(6)	97,500	(6)	19.32	5/3/2031	—		—	—		—
	10/6/21	25,656	(7)	76,967	(7)	18.00	10/6/2031	—		—	—		—
	10/12/21	—		—		—	—	37,500	(8)	448,500	—		—
	3/11/22	—		—		—	—	11,111	(9)	132,888	—		—
	3/17/22	—		101,626	(3)	13.65	3/17/2032	—		—	—		—
	4/6/22	—		—		—	—	—		—	41,667	(4)	498,337
Robert Houghton	8/30/22	—		49,212	(10)	11.72	8/30/2032	—		—	—		—
	8/30/22	—		—		—	—	—		—	6,944	(4)	83,050
Jeffrey Zwiefel	6/8/16	900,000	(5)	—		10.00	6/8/2026	—		—	—		—
	3/23/17	100,000	(5)	—		11.48	3/23/2027	—		—	—		—
	5/3/21	162,500	(6)	97,500	(6)	19.32	5/3/2031	—		—	—		—
	10/6/21	25,656	(7)	76,967	(7)	18.00	10/6/2031	—		—	—		—
	10/12/21	—		—		—	—	37,500	(8)	448,500	—		—
	3/11/22	—		—		—	—	11,111	(9)	132,888	—		—
	3/17/22	—		101,626	(3)	13.65	3/17/2032	—		—	—		—
	4/6/22	—		—		—	—	—		—	41,667	(4)	498,337
Eric Buss	6/8/16	750,000	(5)	—		10.00	6/8/2026	—		—	—		—
	5/3/21	162,500	(6)	97,500	(6)	19.32	5/3/2031	—		—	—		—
	10/6/21	21,380	(7)	64,139	(7)	18.00	10/6/2031	—		—	—		—
	10/12/21	—		—		—	—	31,250	(8)	373,750	—		—
	3/11/22	—		—		—	—	11,111	(9)	132,888	—		—
	3/17/22	—		84,688	(3)	13.65	3/17/2032	—		—	—		—
	4/6/22	—		—		—	—	—		—	34,722	(4)	415,275
Parham Javaheri	7/19/16	33,000	(5)	—		10.00	7/19/2026	—		—	—		—
	3/6/17	45,000	(5)	—		11.48	3/6/2027	—		—	—		—
	9/29/17	90,000	(5)	—		12.05	9/29/2027	—		—	—		—
	7/2/18	90,000	(5)	—		14.26	7/2/2028	—		—	—		—
	3/27/19	100,000	(5)	—		17.95	3/27/2029	—		—	—		—
	5/3/21	110,000	(6)	66,000	(6)	19.32	5/3/2031	—		—	—		—
	10/6/21	19,242	(7)	57,725	(7)	18.00	10/6/2031	—		—	—		—
	10/12/21	—		—		—	—	28,125	(8)	336,375	—		—
	12/9/21	—		—		—	—	9,375	(11)	112,125	—		—
	3/11/22	—		—		—	—	5,556	(9)	66,450	—		—
	3/11/22	—		—		—	—	50,000	(12)	598,000	—		—
	3/17/22	—		76,220	(3)	13.65	3/17/2032	—		—	—		—
	4/6/22	—		—		—	—	—		—	31,250	(4)	373,750
(1)    Market value reflects the number of unvested restricted stock units multiplied by $11.96 per share, the closing price of our common stock on the NYSE on December 30, 2022, the last business day of fiscal 2022.
(2)    Mr. Akradi’s option award became fully vested and exercisable upon the IPO. This option is held by the Bahram Akradi Revocable Trust U/A Dated February 7, 2006.
(3)    Each such option award vests ratably on an annual basis over four years beginning on March 17, 2023.
(4)    Each such restricted stock unit was to vest ratably on an annual basis over four years beginning on March 9, 2023, or beginning on August 30, 2023 for Mr. Houghton, but was subject to performance conditions for the fourth quarter of 2022 that were deemed to have not been met and 100% of these restricted stock units therefore did not vest and were forfeited.
(5)    Each such option award vested in full prior to or upon the IPO, as applicable, and became exercisable on April 4, 2022.
(6)    Each such option award (i) vested 50% on March 8, 2022 based on performance conditions for 2021 that were deemed met and became exercisable on April 4, 2022 and (ii) vests 50% ratably on an annual basis over four years beginning on May 3, 2022.
(7)    Each such option award vests ratably on an annual basis over four years beginning on October 6, 2022.
(8)    Each such restricted stock unit vests ratably on an annual basis over three years beginning on October 12, 2023.
(9)    Each such restricted stock unit vests ratably on an annual basis over two years beginning on March 11, 2023.
(10)    Each such option award vests ratably on an annual basis over four years beginning on August 30, 2023.
(11)    Each such restricted stock unit vests ratably on an annual basis over three years beginning on December 9, 2023.
(12)    Each such restricted stock unit vests ratably on an annual basis over four years beginning on March 11, 2023.

Option Exercises and Stock Vested Table
The following table summarizes the number of shares of common stock on an aggregated basis underlying awards of stock, including restricted stock units, that vested for each Named Executive Officer during the fiscal year ended December 31, 2022. No Named Executive Officer exercised any stock options during the fiscal year ended December 31, 2022.

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Bahram Akradi	1,120,763	16,789,030
Thomas Bergmann	41,071	548,119
Robert Houghton	—	—
Jeffrey Zwiefel	41,071	548,119
Eric Buss	27,560	356,909
Parham Javaheri	29,643	388,615
Nonqualified Deferred Compensation Table
We maintain the Excess Plan for a select group of eligible highly compensated employees, including all of our Named Executive Officers. The terms of the Excess Plan are described in the CD&A. The following table contains information regarding our executives’ participation in our nonqualified deferred compensation plan.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS IN LAST FY ($) (1) (2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)
Bahram Akradi	—	—	—	—	—
Thomas Bergmann	—	—	—	—	—
Robert Houghton	—	—	—	—	—
Jeffrey Zwiefel	—	—	(102,160)	—	364,427	(3)
Eric Buss	—	—	—	—	—
Parham Javaheri	—	—	—	—	—
(1)    Reflects the aggregate interest or other earnings (loss) accrued during the last fiscal year.
(2)    These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table.
(3)    Mr. Zwiefel would be eligible to receive distribution of his account upon a separation from service. Mr. Zwiefel’s balance reflects amounts contributed to the plan before the IPO and thus have not been reported in prior year Summary Compensation Tables.

Potential Payments Upon Termination or Change in Control
In this section, we describe payments that may be made to our Named Executive Officers upon several events of termination, assuming the termination event occurred on the last day of fiscal 2022 (except as otherwise noted).
As of December 31, 2022, we had entered into employment agreements with each of our Named Executive Officers that provide for potential payments upon a qualifying termination of employment. For additional information on such arrangements, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Named Executive Officer Employment Arrangements.” In addition, pursuant to the applicable equity arrangements, our Named Executive Officers are entitled to receive acceleration of vesting of certain of their outstanding awards upon the occurrence of qualifying events. (1)

NAME	BENEFIT	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON (NO CHANGE IN CONTROL) ($)		CHANGE IN CONTROL (NO TERMINATION) ($) (2)	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON (IN CONNECTION WITH A CHANGE IN CONTROL) ($) (3)		TERMINATION DUE TO DEATH OR DISABILITY ($) (4)
Bahram Akradi (5)	Cash	—		—	—		—
	Equity Acceleration	—		—	—		—
	All Other Payments or Benefits	—		—	—		—
	Total	—		—	—		—
Thomas Bergmann	Cash	—		—	—		—
	Equity Acceleration	—		—	—		—
	All Other Payments or Benefits	48,446	(6)	—	48,446	(6)	—
	Total	48,446		—	48,446		—
Robert Houghton	Cash	1,500,000	(7)	—	1,500,000	(7)	138,082
	Equity Acceleration	—		—	11,811		—
	All Other Payments or Benefits	28,393	(8)	—	28,393	(8)	—
	Total	1,528,393		—	1,540,204		138,082
Jeffrey Zwiefel	Cash	2,250,000	(7)	—	2,250,000	(7)	600,000
	Equity Acceleration	—		—	581,388		—
	All Other Payments or Benefits	392,781	(9)	—	392,781	(9)	364,297	(10)
	Total	2,642,781		—	3,224,169		964,297
Eric Buss	Cash	1,875,000	(7)	—	1,875,000	(7)	500,000
	Equity Acceleration	—		—	506,638		—
	All Other Payments or Benefits	28,393	(8)	—	28,393	(8)	—
	Total	1,903,393		—	2,410,031		500,000
Parham Javaheri	Cash	1,687,500	(7)	—	1,687,500	(7)	450,000
	Equity Acceleration	—		—	1,112,950		—
	All Other Payments or Benefits	29,237	(8)	—	29,237	(8)	—
	Total	1,716,737		—	2,829,687		450,000
(1)    Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2022, and are based on Mr. Akradi’s offer letter, the current employment agreements with each of our other Named Executive Officers other than Mr. Bergmann, and Mr. Bergmann’s agreement and general release and consulting agreement.
(2)    Amounts reflected in the “Change in Control (No Termination)” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the Named Executive Officers that would arise only if a termination were to occur after a change in control are disclosed in the “Termination Without Cause or for Good Reason (in Connection with a Change in Control)” or other applicable columns.
(3)    Represents the value of unvested equity awards granted under the 2021 Plan and held by certain of our Named Executive Officers on December 31, 2022 that would be subject to accelerated vesting, based on the closing price of our common stock as of December 30, 2022, or $11.96.
(4)    Represents the target annual bonus for 2022.
(5)    Pursuant to his offer letter, Mr. Akradi has forgone the right to receive severance payments prior to August 18, 2024.
(6)    Represents the value associated with the continued provision of health benefits based on the 2022 premiums for insurance and the value of a continued club membership, in each case multiplied by eighteen months.
(7)    Represents the aggregate cash severance payments Messrs. Houghton, Zwiefel, Buss and Javaheri would have been entitled to under their respective employment agreements, or 1.5x the sum of the executive’s (i) base salary at termination and (ii) target annual bonus for 2022.
(8)    Represents the value associated with the continued provision of health benefits based on the 2022 premiums for insurance multiplied by eighteen months.

(9)    Represents (i) the value associated with the continued provision of health benefits based on the 2022 premiums for insurance multiplied by eighteen months and (ii) the balance of Mr. Zwiefel’s deferred compensation account, which is payable upon Mr. Zwiefel’s separation from service with the Company.
(10)    Represents the balance of Mr. Zwiefel’s deferred compensation account, which is payable upon Mr. Zwiefel’s separation from service with the Company.
CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our median paid employee and the annual total compensation of Mr. Akradi, our CEO. For fiscal 2022:
•the annual total compensation of our median employee was $8,632; and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $8,078,464.
Based on this information for fiscal 2022, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 936 to 1.
We identified our median employee based on the total cash compensation actually paid during fiscal 2022 to all members of our workforce (including full-time, part-time, active and seasonal) other than our CEO, who were employed on December 31, 2022. We identified a range of median team members based on the statistical median plus or minus 1% of earnings, with the final median employee used for purposes of the CEO Pay Ratio being chosen from within that range based on length of service and consistency of earnings throughout the year.
For purposes of determining the total cash compensation actually paid, we included: the amount of wages the employee received during the year and the amount of any cash incentives and commissions paid to the employee for the year (which include annual cash incentives that are generally paid in March for performance during the prior fiscal year). We converted Canadian employee cash compensation from Canadian dollars to U.S. dollars using the U.S. Treasury reporting rate of exchange as of December 31, 2022. We annualized the total cash compensation for permanent employees who were employed on December 31, 2022, but did not work for the entire year (i.e., new hires). The wages of temporary and seasonal employees were not annualized, and no full-time equivalent adjustments were made for part-time employees.
Once we identified our median employee, we then determined that employee’s total compensation in the same manner that we determine the total compensation of our Named Executive Officers as set forth in the Summary Compensation Table. The total compensation of our median employee was determined to be $8,632. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $8,078,464. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment (3) Based On:
Year	Summary Compensation Table Total for CEO (1) (2) ($)	Compensation Actually Paid to CEO (1) (2) ($)	Average Summary Compensation Table for Other NEOs (1) (2) ($)	Average Compensation Actually Paid to Other NEOs (1) (2) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return (4) ($)	Net (Loss) ($ in millions)	CSM: Fourth Quarter Total Revenue (5) ($ in millions)
2022	8,078,464	2,966,606	1,976,501	380,749	67.38	78.27	(1.8)	472.7
2021	41,931,218	132,579,680	6,117,387	6,078,209	96.96	99.79	(579.4)	360.5
(1)    For 2022, the CEO was Bahram Akradi and the Other NEOs were Thomas Bergmann, Former President and Chief Financial Officer, Robert Houghton, Executive Vice President and Chief Financial Officer, Jeffrey Zwiefel, President and Chief Operating Officer, Eric Buss, Executive Vice President and Chief Administrative Officer, and Parham Javaheri, Executive Vice President and Chief Property Development Officer.
For 2021, the CEO was Bahram Akradi and the Other NEOs were Thomas Bergmann, President and Chief Financial Officer, Jeffrey Zwiefel, President and Chief Operating Officer, Eric Buss, Executive Vice President and Chief Administrative Officer, and Parham Javaheri, Executive Vice President and Chief Property Development Officer.
(2)    None of our NEOs participate in a pension plan; therefore, we did not report a change in pension value for any of the years reflected in this table, and a deduction from the SCT total related to pension value is not needed. A reconciliation of Total

Compensation from the Summary Compensation Table to Compensation Actually Paid to our CEO and the average of our Other NEOs is shown below:

	2022		2021
ADJUSTMENTS	CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)
Total Compensation from SCT	8,078,464	1,976,501	41,931,218	6,117,387
Adjustments for stock and option awards:
(Subtraction): SCT amounts	(6,171,671)	(1,176,160)	(23,931,794)	(4,605,832)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	3,559,114	795,556	19,288,331	4,284,868
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	—	(695,525)	—	—
Addition: Vesting date fair value of awards granted and vesting during such year	—	—	—	—
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	(2,499,301)	(519,623)	95,291,925	281,786
Compensation Actually Paid (as calculated)	2,966,606	380,749	132,579,680	6,078,209
With respect to measuring the fair value of awards that are stock options, because the options were no longer at-the-money at the measurement dates, we used a Hull White lattice model to estimate the fair value of the options at the applicable dates considering the remaining contractual term of the options, an assumption about the executives’ early exercise behavior, the risk-free rate as of the measurement date and a volatility measured using a consistent approach with the grant date fair values.
Compensation actually paid to Mr. Akradi for 2021 is primarily comprised of an option award granted in 2015 that vested in connection with our IPO in October 2021.
(3)    Total shareholder return is calculated based on a fixed investment of one hundred dollars measured from the market close on October 7, 2021, which was the first day our common stock began to trade publicly on the NYSE, through and including the end of the fiscal year for each year reported in the table.
(4)    Our peer group used for the TSR calculation is the Russell 2000 (Total Return) Index, which is used to show our performance in our Form 10-K. We used this as our industry index because there is no published industry or line-of-business index for our industry, and we do not have a readily definable peer group that is publicly traded.
(5)    Our company-selected measure, which is the measure we believe represents the most important financial performance measure not otherwise presented in the table above that we use to link compensation actually paid to our NEOs for fiscal 2022 to our Company’s performance, is fourth quarter total revenue.

Relationship between Pay and Performance
The charts below present a graphical comparison of compensation actually paid to our CEO and the average compensation actually paid to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our (1) total shareholder return (TSR), (2) peer group TSR, (3) net (loss), and (4) fourth quarter total revenue. The charts also provide a comparison of our TSR to the peer group TSR for the two-year period.

Compensation actually paid to Mr. Akradi for the year-ended December 31, 2021, as reflected in the above tables, is primarily comprised of an option award granted in 2015 that vested in connection with our IPO in October 2021.
Net loss for the year-ended December 31, 2022 included a $66.9 million tax-effected gain on sale-leaseback transactions associated with nine of our properties, partially offset by $25.5 million of tax-effected non-cash share-based compensation expense. Net loss for the year-ended December 31, 2021 included $269.1 million of tax-effected non-cash share-based compensation expense and $68.6 million of one-time tax-effected additional interest expense incurred in connection with the conversion of a related-party secured note into preferred stock, debt refinancing and the partial pay down of our term loan. Excluding these items of income and expense, net loss improved by $195.2 million.
Tabular List of Important Financial Performance Measures
The following table lists the most important financial measures we used to link compensation actually paid to the NEOs for fiscal 2022 to our performance:

Fourth Quarter Total Revenue
Fourth Quarter Adjusted EBITDAR
Stock Price
We define Adjusted EBITDAR as net income (loss) before interest expense, net, provision for (benefit from) income taxes, depreciation and amortization and rent, excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, including incremental costs related to COVID-19.

PROPOSAL 2: ADVISORY (NON-BINDING) VOTE TO APPROVE
THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, develop, motivate and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of strategic goals and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation program, including information about the fiscal 2022 compensation of our Named Executive Officers.
We are asking our stockholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, the Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADVISORY SAY-ON-PAY VOTE.

Equity Compensation Plan Information
The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	27,411,637 (1)	12.17 (2)	22,207,389 (3)
Equity compensation plans not approved by stockholders	—	—	—
Total	27,411,637 (1)	12.17 (2)	22,207,389 (3)

(1)    Amount includes shares of common stock issuable under our 2015 Equity Incentive Plan and our 2021 Plan.
(2)    Excludes restricted stock units, which have no exercise price.
(3)    Includes shares available for future issuance under our 2021 Plan of 19,303,459 and our 2021 Employee Stock Purchase Plan (the “ESPP”) of 2,903,930. The number of shares available for issuance under our 2021 Plan increases automatically on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) 4% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. The number of shares available for issuance under the ESPP increases automatically on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (a) 1% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. The Board determined that no shares would added to either our 2021 Plan or the ESPP as of January 1, 2023.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DISCLOSURE
Fees
The following is a summary of the fees and services provided by Deloitte & Touche LLP (“Deloitte”) to the Company for fiscal years 2022 and 2021:

	Fiscal Year Ended December 31,
Description of Services Provided by Deloitte	2022	2021
Audit Fees (1)	$1,975,559	$3,006,503
Audit-Related Fees (2)	88,277	98,688
Tax Fees (3)	416,453	659,933
All Other Fees	—	—
TOTAL	$2,480,289	$3,765,124

(1)    Audit fees for 2022 include professional services rendered in connection with the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the year ended December 31, 2022; the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during the year ended December 31, 2022; and consultation on accounting matters. Audit fees for 2021 are related to professional services rendered in connection with the audit of our consolidated financial statements for the year ended December 31, 2021 and also included $1,845,718 in connection with our IPO, which involved filing of our Registration Statement on Form S-1.
(2)    Audit-related fees for 2022 and 2021 primarily related to audits of one of our joint ventures, our Life Time Foundation and our 401(k) retirement savings plan.
(3)    Tax fees for 2022 and 2021 were for general consulting and tax compliance services.
The Audit Committee pre-approves the scope of the audit, audit-related and tax services provided by our independent registered public accounting firm, as well as all associated fees and terms, pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board of Directors on at least an annual basis.
All of the services provided by Deloitte since our IPO in October 2021, and fees for such services, were pre-approved by the Audit Committee in accordance with these standards.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2022, the Audit Committee met and held discussions with management and Deloitte, the Company’s independent registered public accounting firm. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2022, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with Deloitte.
In addition, the Audit Committee has reviewed and discussed with Deloitte: (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), and the SEC; and (ii) the written disclosures and the letter received from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and the independence of Deloitte from the Company and its management.
Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Audit Committee
Andres Small, Chair
Joel Alsfine
Donna Coallier

PROPOSAL 3: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and the Board of Directors is submitting this selection to our stockholders for ratification at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2002. Representatives of Deloitte plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm. However, the Board of Directors is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Policy Regarding Related Person Transactions
The Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests or improper valuation (or the perception thereof). The Board of Directors adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the NYSE. Under such policy:
•any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the disinterested members of the Audit Committee or the full Board of Directors; and
•any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee or recommended by the Compensation Committee to the Board of Directors for its approval.
In connection with the review and approval or ratification of a related person transaction:
•management must disclose to the disinterested members of the Audit Committee or the full Board, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;
•management must advise the disinterested members of the Audit Committee or the full Board, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;
•management must advise the disinterested members of the Audit Committee or the full Board, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and
•management must advise the disinterested members of the Audit Committee or the full Board, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.
In addition, the related person transaction policy provides that the disinterested members of the Audit Committee or the full Board, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “outside” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code.
Related Person Transactions
The following is a description of transactions to which we were a party since January 1, 2022 in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Leases
In October 2003, we leased a center located within a shopping center that is owned by a general partnership in which Mr. Akradi, our Founder, Chairman and Chief Executive Officer, has a 100% interest. During the year ended December 31, 2022, we paid rent pursuant to this lease agreement of $0.9 million. The terms of the original lease were negotiated by one of our then-independent directors on behalf of the Company and were reviewed and approved by a majority of our then-independent and disinterested directors. In September 2015, upon the approval of the Board of Directors, we exercised a renewal option associated with the original lease. In June 2016, due to the fact that the square footage of the center was expanded and upon approval of the Board of Directors, we entered into an amended lease agreement. Under the terms of the amended lease agreement, the lease term was extended and the minimum rental payments were adjusted to reflect the increased square footage. The current lease expires in December 2030 and includes four five-year renewal options.

In September 2015, Mr. Akradi, our Founder, Chairman and Chief Executive Officer, through two limited liability companies in which he had a 100% interest, acquired the Woodbury, Minnesota facility that we have occupied and operated as a tenant since 1995. On September 29, 2020, Mr. Akradi contributed his ownership of our center in Woodbury, Minnesota to a limited liability company jointly owned by him, a former executive officer and Mr. Lasher, a member of the Board of Directors, among other investors (“LTRE”). Following this contribution, we terminated our existing lease with the entities owned by Mr. Akradi and entered into a new lease for the Woodbury center with subsidiaries of LTRE. The new lease has an initial term of 20 years and includes four renewal options of five years each. During the year ended December 31, 2022, we paid rent pursuant to the lease of $1.2 million.
Sale-Leaseback Transactions
During the year ended December 31, 2017, we entered into sale-leaseback transactions associated with two of our properties, with a limited liability company that is a related party to one of our stockholders, LNK. Each lease expires in September 2042 and includes six five-year renewal options. During the year ended December 31, 2022, we paid rent pursuant to these leases of $6.1 million.
During the year ended December 31, 2018, we entered into a sale-leaseback transaction involving one property, with a limited liability company in which Mr. Akradi, our Founder, Chairman and Chief Executive Officer, owns a 33% interest. The initial lease term expires in June 2043 and includes two eight-year renewal options. During the year ended December 31, 2022, we paid rent pursuant to this lease of $1.2 million.
During the year ended December 31, 2019, we entered into a sale-leaseback transaction involving one property, with a limited liability company jointly owned by Mr. Akradi, our Founder, Chairman and Chief Executive Officer, and Mr. Lasher, a member of the Board of Directors. The lease has an initial term of approximately 25 years and includes five renewal options of five years each. During the year ended December 31, 2022, we paid rent pursuant to this lease of $2.3 million.
During the year ended December 31, 2020, we consummated a sale-leaseback transaction, involving one property, with a subsidiary of LTRE. The lease has an initial term of approximately 25 years and includes six renewal options of five years each. During the year ended December 31, 2022, we paid aggregate rent pursuant to this lease of $2.6 million.
Stockholders Agreement
As part of our go-private transaction in 2015, we became owned by a consortium including affiliates of LGP, TPG, LNK and certain members of management at that time, including Mr. Akradi, our Founder, Chairman and Chief Executive Officer. We and our stockholders entered into a stockholders agreement, which was amended and restated on July 3, 2019 and January 6, 2020 in connection with equity sale transactions and again on October 6, 2021 in connection with the Company’s IPO, and which now governs, among other things, certain registration rights and specific Board rights and obligations. The Stockholders Agreement includes provisions pursuant to which we grant the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock held by LGP and TPG, and the right to the Principal Stockholders and certain other stockholders to piggyback on such registration statements in certain circumstances. These shares represent approximately 84.3% of our common stock. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates or other restrictions in the Stockholders Agreement. The Stockholders Agreement also requires us to indemnify such stockholders in connection with any registrations of our securities.
In addition, the Stockholders Agreement provides that, subject to certain stock ownership thresholds set forth therein, the Principal Stockholders will be entitled to designate individuals to be included in the slate of nominees recommended by the Board of Directors for election to the Board of Directors, so as to ensure that the composition of the Board of Directors complies with the provisions of the Stockholders Agreement. In addition, the Principal Stockholders have agreed to vote their shares of our common stock in favor of the election of such nominees. See “Corporate Governance—Director Nomination Process—Nomination Rights under the Stockholders Agreement.”
Other
In November 2017, Life Time, Inc. and an entity owned by our former President and Chief Financial Officer, Mr. Bergmann, each acquired a 50% interest in a Cessna Citation Encore aircraft. In connection with his retirement from the Company, Life Time, Inc. acquired Mr. Bergmann’s 50% interest in this aircraft in October 2022 for approximately $1.8 million. During this joint ownership, Life Time, Inc. and Mr. Bergmann’s entity had entered into certain co-ownership, maintenance and personnel agreements under which the entity owned by Mr. Bergmann contributed approximately $120,000 per year to an operations fund for the fixed costs for the aircraft. Life Time, Inc. and the entity owned by Mr. Bergmann paid for the costs associated with their respective trips during the time of joint ownership.
Meghan Akradi, the daughter of our Founder, Chairman and Chief Executive Officer, Mr. Akradi, currently serves as a director of real estate development for Life Time. During the year ended December 31, 2022, she received total compensation of $224,129 for her services.
In the ordinary course of our business, we may purchase products and services from certain companies which are affiliated with holders of more than 5% of our common stock. For instance, we purchase branded products to offer and sell to our members from Halo Branded Solutions (“Halo”), an affiliate of TPG. During the year ended December 31, 2022, we purchased products from Halo in the amount of approximately $671,000. We also purchase video services from DIRECTV, a business in which TPG acquired an ownership interest in August 2021. During the year ended December 31, 2022, we purchased services from DIRECTV in the amount of approximately $265,000. We also purchase commercial roofing and related services from Tecta America Corporation and its affiliates (“Tecta”), a business in which LGP acquired an ownership interest in September 2021. During the year ended December 31, 2022, we purchased services from Tecta in the amount of approximately $632,000. We also procure music licenses from Global Music Rights LLC, which represents popular music creators in the public performance licensing of their catalogs and which is partially owned by TPG. During the year ended December 31, 2022, we procured licenses for approximately $73,000 and expect that amount to exceed the $120,000 threshold for related person transactions in 2023.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other proxy materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.
The Notice or our proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent with your broker. Upon written request to Secretary, Life Time Group Holdings, Inc., 2902 Corporate Place, Chanhassen, Minnesota 55317, or by telephone at (952) 947-0000, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, please contact your broker if you are a beneficial holder through a broker, or, if you are a registered holder, contact our transfer agent, American Stock Transfer & Trust Company, LLC.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 8, 2023, is available without charge upon written request to Investor Relations, Life Time Group Holdings, Inc., 2902 Corporate Place, Chanhassen, Minnesota 55317 or by accessing a copy on Life Time’s website at
https://ir.lifetime.life in the Filings section under “Annual Reports.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D98508-P86715 ! ! ! For All Withhold All For All Except For Against Abstain For Against Abstain ! !! ! !! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. LIFE TIME GROUP HOLDINGS, INC. 2902 CORPORATE PLACE CHANHASSEN, MN 55317 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LTH2023 You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2023. Have your proxy card in hand when you call and then follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the environmental impact and the costs incurred by Life Time Group Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Life Time Group Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw LIFE TIME GROUP HOLDINGS, INC. 01) Joel Alsfine 02) Jonathan Coslet 03) J. Kristofer Galashan 04) Stuart Lasher 1. Election of Class II Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends a vote FOR Item 2: The Board of Directors recommends a vote FOR Item 3: 3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. 2. To approve, by a non-binding vote, the named executive officer compensation as disclosed in the proxy statement. Sign exactly as your name(s) appear(s) hereon. If shares of stock stand of record in the names of two or more persons, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card.

D98509-P86715 Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. LIFE TIME GROUP HOLDINGS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints each of Bahram Akradi and Erik Lindseth with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Life Time Group Holdings, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held virtually at www.virtualshareholdermeeting.com/LTH2023 on April 26, 2023 at 10:30 a.m. Central Time and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their best judgment upon such other matters as may properly come before the meeting. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Items 2 and 3. This proxy will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. Whether or not you are able to attend the meeting, you are urged to vote. You may vote by mail, telephone or internet. Please follow the instructions on the reverse side of the card. IF YOU ELECT TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)